Exhibit 2.3

CLIFFORD CHANCE US LLP

Dated as of [•]

ASPEN OP, LP,
a Delaware Limited Partnership

FORM OF AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION, UNLESS THE TRANSFEROR DELIVERS TO THE PARTNERSHIP AN OPINION OF COUNSEL SATISFACTORY TO THE PARTNERSHIP, IN FORM AND SUBSTANCE SATISFACTORY TO THE PARTNERSHIP, TO THE EFFECT THAT THE PROPOSED SALE, TRANSFER OR OTHER DISPOSITION MAY BE EFFECTED WITHOUT REGISTRATION UNDER THE SECURITIES ACT AND UNDER APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS.

Section 15.14	No Rights as Stockholders of General Partner	62
Section 15.15	Disclaimer	62
Section 15.16	Services to the Partnership	63
Section 15.17	Confidentiality	63

EXHIBIT A	Partners and Partnership Interests	Exh. A-1
EXHIBIT B	Schedule of Gross Asset Values	Exh. B-1
EXHIBIT C	Notice of Redemption	Exh. C-1

AMENDED AND RESTATED AGREEMENT
OF
LIMITED PARTNERSHIP OF ASPEN OP, LP

THIS AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF ASPEN OP, LP, a Delaware limited partnership (the “Partnership”), dated as of [•] (this “Agreement”), is entered into by and among ASPEN REIT, INC., a Maryland corporation (the “General Partner”) and the LIMITED PARTNERS identified on Exhibit A hereto.  Capitalized terms used and not otherwise defined in this Agreement shall have the meanings ascribed to them in Article I below.

WHEREAS, the Partnership was formed when its Certificate of Limited Partnership was filed and accepted by the Secretary of State of the State of Delaware;

WHEREAS, in connection with its formation, the General Partner and the initial limited partners of the partnership entered into an Agreement of Limited Partnership of ASPEN OP, LP dated as of [•] (the “Original Agreement”);

WHEREAS, the General Partner has consummated an initial public offering (the “Initial Public Offering”) of its common stock on the date hereof and will contribute 100% of the gross proceeds of the IPO to the Partnership to acquire common units of limited partner interest in the partnership to be designated as “OP Units,” representing Limited Partner Interests in the Partnership;

WHEREAS, the General Partner desires to amend and restate the Original Agreement in its entirety by entering into this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree to amend and restate the Original Agreement in its entirety and agree to continue the Partnership as a limited partnership under the Delaware Revised Uniform Limited Partnership Act, as amended from time to time, as follows:

ARTICLE I

DEFINED TERMS

The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“Act” means the Delaware Revised Uniform Limited Partnership Act (6 Del. C. § 17-101 et seq.), as it may be amended from time to time, and any successor to such statute.

“Action” has the meaning set forth in Section 7.7(a) hereof.

“Additional Funds” has the meaning set forth in Section 4.4(a) hereof.

“Additional Limited Partner” means a Person who is admitted to the Partnership as a Limited Partner pursuant to Section 4.3 and Section 12.3 hereof and who is shown as such on the books and records of the Partnership.

“Adjusted Capital Account” means the Capital Account maintained for each Partner as of the end of each Partnership Year (i) increased by any amounts which such Partner is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5) and (ii) decreased by the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6).  The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Adjusted Capital Account Deficit” means, with respect to any Partner, the deficit balance, if any, in such Partner’s Adjusted Capital Account as of the end of the relevant Partnership Year, or other applicable period.

“Adjustment Factor” means 1.0; provided, however, that in the event that:

(i)                                   the General Partner (a) declares or pays a dividend on its outstanding REIT Shares in REIT Shares or makes a distribution to all holders of its outstanding REIT Shares in REIT Shares, (b) splits or subdivides its outstanding REIT Shares or (c) effects a reverse share split or otherwise combines its outstanding REIT Shares into a smaller number of REIT Shares, the Adjustment Factor shall be adjusted by multiplying the Adjustment Factor previously in effect by a fraction, (i) the numerator of which shall be the number of REIT Shares issued and outstanding on the record date for such dividend, distribution, split, subdivision, reverse split or combination (assuming for such purposes that such dividend, distribution, split, subdivision, reverse split or combination has occurred as of such time) and (ii) the denominator of which shall be the actual number of REIT Shares (determined without the above assumption) issued and outstanding on the record date for such dividend, distribution, split, subdivision, reverse split or combination;

(ii)                                the General Partner distributes any rights, options or warrants to all holders of its REIT Shares to subscribe for or to purchase or to otherwise acquire REIT Shares (or other securities or rights convertible into, exchangeable for or exercisable for REIT Shares) at a price per share less than the Value of a REIT Share on the record date for such distribution (each, a “Distributed Right”), then the Adjustment Factor shall be adjusted by multiplying the Adjustment Factor previously in effect by a fraction (a) the numerator of which shall be the number of REIT Shares issued and outstanding on the record date plus the maximum number of REIT Shares purchasable under such Distributed Rights and (b) the denominator of which shall be the number of REIT Shares issued and outstanding on the record date plus a fraction (1) the numerator of which is the maximum number of REIT Shares purchasable under such Distributed Rights times the minimum purchase price per REIT Share under such Distributed Rights and (2) the denominator of which is the Value of a REIT Share as of the record date; provided, however, that, if any such Distributed Rights expire or become no longer exercisable, then the Adjustment Factor shall be adjusted, effective retroactive to the date of distribution of the Distributed Rights, to reflect a reduced maximum number of REIT Shares or any change in the minimum purchase price for the purposes of the above fraction; or

(iii)                             the General Partner shall, by dividend or otherwise, distribute to all holders of its REIT Shares evidences of its indebtedness or assets (including securities, but excluding any dividend or distribution referred to in subsection (i) or (ii) above), which evidences of indebtedness or assets relate to assets not received by the General Partner or its Subsidiaries pursuant to a pro rata distribution by the Partnership, then the Adjustment Factor shall be adjusted to equal the amount determined by multiplying the Adjustment Factor in effect immediately prior to the close of business on the date fixed for determination of stockholders entitled to receive such distribution by a fraction (i) the numerator of which shall be such Value of a REIT Share on the date fixed for such determination and (ii) the denominator of which shall be the Value of a REIT Share on the dates fixed for such determination less the then fair market value (as determined by the General Partner, whose determination shall be conclusive) of the portion of the evidences of indebtedness or assets so distributed applicable to one REIT Share.

Any adjustments to the Adjustment Factor shall become effective immediately after the effective date of such event, retroactive to the record date, if any, for such event.

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling or controlled by or under common control with such Person.  For the purposes of this definition, “control” when used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreement” means this Amended and Restated Agreement of Limited Partnership of Aspen OP, LP, as it may be amended, supplemented or restated from time to time.

“Assignee” means a Person to whom one or more Partnership Units have been Transferred in a manner permitted under this Agreement, but who has not become a Substituted Limited Partner, and who has the rights set forth in Section 11.5 hereof.

“Available Revenues” means, with respect to any period for which such calculation is being made, the amount of cash flow available for distribution by the Partnership as determined by the General Partner in its sole and absolute discretion.

“Board of Directors” means the board of directors of the General Partner.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Bylaws” means the Bylaws of the General Partner, as amended, supplemented or restated from time to time.

“Capital Account” means, with respect to any Partner, the Capital Account maintained by the General Partner for such Partner on the Partnership’s books and records in accordance with the following provisions:

(a)                               To each Partner’s Capital Account, there shall be added such Partner’s Capital Contributions, such Partner’s distributive share of Net Income and any items in the nature of income or gain that are specially allocated pursuant to Section 6.3 hereof, and the principal amount of any Partnership liabilities assumed by such Partner or that are secured by any property distributed to such Partner.

(b)                               From each Partner’s Capital Account, there shall be subtracted the amount of cash and the Gross Asset Value of any property distributed to such Partner pursuant to any provision of this Agreement, such Partner’s distributive share of Net Losses and any items in the nature of expenses or losses that are specially allocated pursuant to Section 6.3 hereof, and the principal amount of any liabilities of such Partner assumed by the Partnership or that are secured by any property contributed by such Partner to the Partnership (except to the extent a Capital Contribution was already reduced for such liabilities).

(c)                                In the event any interest in the Partnership is Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent that it relates to the Transferred interest.

(d)                               In determining the principal amount of any liability for purposes of subsections (a) and (b) hereof, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

(e)                                The provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Sections 1.704-1(b) and 1.704-2, and shall be interpreted and applied in a manner consistent with such Regulations.  If the General Partner shall determine that it is prudent to modify the manner in which the Capital Accounts are maintained in order to comply with such Regulations, the General Partner may make such modification; provided that such modification will not have a material effect on the amounts distributable to any Partner without such Partner’s Consent.  The General Partner also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Partners and the amount of Partnership capital reflected on the Partnership’s balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(q) and (ii) make any appropriate modifications in the event that unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b) or Section 1.704-2.

“Capital Contribution” means, with respect to any Partner, the amount of money and the initial Gross Asset Value of any Contributed Property that such Partner or predecessor of such Partner contributes to the Partnership or is deemed to contribute pursuant to Section 4.4 or 4.5 hereof (reduced by any liabilities, within the meaning of Section 752 of the Code, that are secured by such Contributed Property or that the Partnership assumes from such Partner in connection with such contribution).

“Cash Amount” means, with respect to a Tendering Partner, an amount of cash equal to the product of (A) the Value of a REIT Share and (B) such Tendering Partner’s REIT Shares Amount determined as of the date of receipt by the General Partner of such Tendering Partner’s Notice of Redemption or, if such date is not a Business Day, the immediately preceding Business Day.

“Certificate” means the Certificate of Limited Partnership of the Partnership filed in the office of the Secretary of State of the State of Delaware on July 3, 2012, as amended from time to time in accordance with the terms hereof and the Act.

“Charter” means the Articles of Incorporation of the General Partner as filed with the State Department of Assessments and Taxation of Maryland, as amended, supplemented or restated from time to time.

“Closing Price” has the meaning set forth in the definition of “Value.”

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time or any successor statute thereto, as interpreted by the applicable Regulations thereunder.  Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.

“Consent” means the consent to, approval of, or vote in favor of a proposed action by a Partner given in accordance with Article XIV hereof.

“Contributed Property” means each item of Property or other asset, in such form as may be permitted by the Act, but excluding cash, contributed or deemed contributed to the Partnership (or deemed contributed by the Partnership to a “new” partnership pursuant to Code Section 708) net of any liabilities assumed by the Partnership relating to such Contributed Property and any liability to which such Contributed Property is subject.

“Debt” means, as to any Person, as of any date of determination, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services; (ii) all amounts owed by such Person to banks or other Persons in respect of reimbursement obligations under letters of credit, surety bonds and other similar instruments guaranteeing payment or other performance of obligations by such Person; (iii) all indebtedness for borrowed money or for the deferred purchase price of property or services secured by any lien on any property owned by such Person, to the extent attributable to such Person’s interest in such property, even though such Person has not assumed or become liable for the payment thereof;

and (iv) lease obligations of such Person that, in accordance with generally accepted accounting principles, should be capitalized.

“Depreciation” means, for each Partnership Year or other applicable period, an amount equal to the federal income tax depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or period, Depreciation shall be in an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that, if the federal income tax depreciation, amortization or other cost recovery deduction for such year or period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the General Partner.

“Effective Date” means the date of closing of the Initial Public Offering of REIT Shares.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Equity Incentive Plan” means any equity incentive plan hereafter adopted by the Partnership or the General Partner.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“GAAP” means generally accepted accounting principles, as applied in the United States.

“General Partner” means Aspen REIT, Inc., a Maryland corporation, and its successors and assigns, as the general partner of the Partnership.  The General Partner may also hold a Limited Partner Interest and, in such capacity, shall enjoy all the benefits, rights and authority to which the holder of a Limited Partner Interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement in such capacity.

“General Partner Interest” means a Partnership Interest held by the General Partner, which Partnership Interest is an interest as a general partner under the Act, and which Partnership Interest includes all benefits, rights and authority to which the holder of a General Partner Interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement in such capacity.

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a)                                 The initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be (i) in the case of any asset listed on Exhibit B, the gross asset value of such asset listed on Exhibit B; and (ii) in all other cases, the gross fair market value of such asset as determined by the General Partner.

(b)                                 The Gross Asset Values of all Partnership assets immediately prior to the occurrence of any event described in clause (i), clause (ii), clause (iii), clause (iv) or clause (v) hereof shall be adjusted to equal their respective gross fair market values, as determined by the General Partner using such reasonable method of valuation as it may adopt, as of the following times:

(i)                                    the acquisition of an additional interest in the Partnership (other than in connection with the execution of this Agreement but including, without limitation, acquisitions pursuant to Sections 4.3 or 4.4 hereof or contributions or deemed contributions by the General Partner pursuant to Sections 4.3 or 4.4 hereof) by a new or existing Partner in exchange for more than a de minimis Capital Contribution or provision of services, if the General Partner reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership;

(ii)                                 the distribution by the Partnership to a Partner of more than a de minimis amount of Property as consideration for an interest in the Partnership, if the General Partner reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership;

(iii)                              the liquidation of the Partnership within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g);

(iv)                             upon the admission of a successor General Partner pursuant to Section 12.1 hereof; and

(v)                                at such other times as the General Partner shall reasonably determine necessary or advisable in order to comply with Regulations Sections 1.704-1(b) and 1.704-2.

(c)                                  The Gross Asset Value of any Partnership asset distributed to a Partner shall be the gross fair market value of such asset on the date of distribution as determined by the distributee and the General Partner; provided, that, if the distributee is the General Partner or if the distributee and the General Partner cannot agree on such a determination, such gross fair market value shall be determined by an independent third party experienced in the valuation of similar assets, selected by the General Partner in good faith.

(d)                                 The Gross Asset Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this subsection (d) to the extent that the General Partner reasonably determines that an adjustment pursuant to subsection (b) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subsection (d).

(e)                                  If the Gross Asset Value of a Partnership asset has been determined or adjusted pursuant to subsection (a), subsection (b) or subsection (d) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Income and Net Losses.

“Holder” or “holders” means, unless the context suggests otherwise either (a) a Partner or (b) an Assignee, owning a Partnership Unit, that is treated as a member of the Partnership for federal income tax purposes.

“Incapacity” or “Incapacitated” means, (i) as to any Partner who is an individual, death, total physical disability or entry by a court of competent jurisdiction adjudicating such Partner incompetent to manage his or her person or his or her estate; (ii) as to any Partner that is a corporation or limited liability company, the filing of a certificate of dissolution, or its equivalent, or the revocation of the corporation’s charter; (iii) as to any Partner that is a partnership, the dissolution and commencement of winding up of the partnership; (iv) as to any Partner that is an estate, the distribution by the fiduciary of the estate’s entire interest in the Partnership; (v) as to any Partner that is a trust, the termination of the trust (but not the substitution of a new trustee); or (vi) as to any Partner, the bankruptcy of such Partner.  For purposes of this definition, bankruptcy of a Partner shall be deemed to have occurred when (a) the Partner commences a voluntary proceeding seeking liquidation, reorganization or other relief of or against such Partner under any bankruptcy, insolvency or other similar law now or hereafter in effect, (b) the Partner is adjudged as bankrupt or insolvent, or a final and nonappealable order for relief under any bankruptcy, insolvency or similar law now or hereafter in effect has been entered against the Partner, (c) the Partner executes and delivers a general assignment for the benefit of the Partner’s creditors, (d) the Partner files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Partner in any proceeding of the nature described in clause (b) above, (e) the Partner seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator for the Partner or for all or any substantial part of the Partner’s properties, (f) any proceeding seeking liquidation, reorganization or other relief under any bankruptcy, insolvency or other similar law now or hereafter in effect has not been dismissed within 120 days after the commencement thereof, (g) the appointment without the Partner’s consent or acquiescence of a trustee, receiver or liquidator has not been vacated or stayed within 90 days of such appointment, or (h) an appointment referred to in clause (g) above is not vacated within 90 days after the expiration of any such stay.

“Indemnifiable Losses” has the meaning set forth in Section 7.7(a) hereof.

“Indemnitees” means (i) any Person made, or threatened to be made, a party to a proceeding by reason of its status as (a) the General Partner or (b) a director of the General Partner or an officer of the Partnership or the General Partner and (ii) such other Persons (including Affiliates or employees of the General Partner or the Partnership) as the General Partner may designate from time to time (whether before or after the event giving rise to potential liability), in its sole and absolute discretion.

“Independent Directors” means the members of the Board of Directors of the General Partner who are not officers or employees of the Manager or any Person directly or indirectly controlling or controlled by the Manager, and who are otherwise “independent” in accordance with the NYSE’s corporate governance listing standards (or the rules of any other national securities exchange on which the REIT Shares are listed).

“Initial Agreement” shall have the meaning set forth in the recitals.

“Initial Public Offering” shall have the meaning set forth in the recitals.

“IRS” means the Internal Revenue Service, which administers the internal revenue laws of the United States.

“Junior Share” means a share of stock of the General Partner now or hereafter authorized or reclassified that has dividend rights, or rights upon liquidation, winding up and dissolution, that are junior in rank to the REIT Shares.

“Junior Units” means units of Partnership Interests that the General Partner has authorized pursuant to Section 4.1, 4.3 or 4.4 hereof that has distribution rights, or rights upon liquidation, winding up and dissolution, that are junior in rank to the OP Units.

“Limited Partner” means any Person named as a Limited Partner in Exhibit A attached hereto, as such Exhibit A may be amended from time to time, including any Substituted Limited Partner or Additional Limited Partner, in such Person’s capacity as a Limited Partner of the Partnership.

“Limited Partner Interest” means a Partnership Interest held by a Limited Partner in the Partnership, and which Partnership Interest includes any and all benefits, rights and authority to which the holder of a Limited Partnership Interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement in such capacity.  A Limited Partner Interest may include OP Units, Preferred Units, Junior Units or other Partnership Units.

“Liquidating Event” has the meaning set forth in Section 13.1 hereof.

“Liquidator” has the meaning set forth in Section 13.2(a) hereof.

“Majority in Interest” means the Holders of more than 50% of the outstanding Partnership Units, including any OP Units held by the General Partner.

“Majority in Interest of Outside Limited Partners” means the Holders of more than 50% of the outstanding OP Units held by Outside Limited Partners.

“Management Agreement” means the Management Agreement to be entered into in connection with the Initial Public Offering, entered into by and among the General Partner, the Partnership and the Manager, as amended, supplemented or restated from time to time.

“Management Personnel” means any employee or personnel of the Manager, the Partnership, the General Partner and any of their respective Subsidiaries or Affiliates.

“Manager” means ER-REITS, LLC, a Delaware limited liability company.

“Market Price” has the meaning set forth in the definition of “Value.”

“Net Income” or “Net Loss” means, for each Partnership Year of the Partnership, an amount equal to the Partnership’s taxable income or loss for such year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(a)                                 Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Net Income (or Net Loss) pursuant to this definition of “Net Income” or “Net Loss” shall be added to (or subtracted from, as the case may be) such taxable income (or loss);

(b)                                 Any expenditure of the Partnership described in Code Section 705(a)(2)(B) or treated as a Code Section 705(a)(2)(B) expenditure pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income (or Net Loss) pursuant to this definition of “Net Income” or “Net Loss,” shall be subtracted from (or added to, as the case may be) such taxable income (or loss);

(c)                                  In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to subsection (b) or subsection (c) of the definition of “Gross Asset Value,” the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Income or Net Loss;

(d)                                 Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(e)                                  In lieu of the depreciation, amortization and other cost recovery deductions that would otherwise be taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Partnership Year;

(f)                                   To the extent that an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Partner’s interest in the Partnership, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Income or Net Loss; and

(g)                                  Notwithstanding any other provision of this definition of “Net Income” or “Net Loss,” any item that is specially allocated pursuant to Section 6.3 hereof shall not be taken into account in computing Net Income or Net Loss.  The amounts of the items of Partnership income, gain, loss or deduction available to be specially allocated pursuant to Section 6.3 hereof shall be determined by applying rules analogous to those set forth in this definition of “Net Income” or “Net Loss.”

“Nonrecourse Deductions” has the meaning set forth in Regulations Section 1.704-2(b)(1), and the amount of Nonrecourse Deductions for a Partnership Year shall be determined in accordance with the rules of Regulations Section 1.704-2(c).

“Nonrecourse Liability” has the meaning set forth in Regulations Section 1.704-2(b)(3).

“Notice of Redemption” means the Notice of Redemption substantially in the form of Exhibit C attached to this Agreement.

“OP Units” mean the common units of limited partner interest in the Partnership, but does not include any Preferred Units, Junior Units or any other Partnership Units specified in a Partnership Unit Designation as being other than an OP Unit.

“Original Agreement” shall have the meaning set forth in the recitals.

“Outside Limited Partners” means holders of OP Units (other than the General Partner).

“Ownership Limit” means the applicable restriction or restrictions on ownership of shares of the General Partner imposed under the Charter.

“Partner” means the General Partner or a Limited Partner, and “Partners” means the General Partner and the Limited Partners.

“Partner Minimum Gain” means an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i)(3).

“Partner Nonrecourse Debt” has the meaning set forth in Regulations Section 1.704-2(b)(4).

“Partner Nonrecourse Deductions” has the meaning set forth in Regulations Section 1.704-2(i)(2), and the amount of Partner Nonrecourse Deductions with respect to a Partner Nonrecourse Debt for a Partnership Year shall be determined in accordance with the rules of Regulations Section 1.704-2(i)(2).

“Partnership” means Aspen OP, LP, a Delaware limited partnership.

“Partnership Interest” means an ownership interest in the Partnership held by either a Limited Partner or the General Partner and which Partnership Interest includes all benefits, rights and authority to which the holder of such a Partnership Interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement in such capacity.  A Partnership Interest may include OP Units, Preferred Units, Junior Units, or other Partnership Units.

“Partnership Minimum Gain” has the meaning set forth in Regulations Section 1.704-2(b)(2), and the amount of Partnership Minimum Gain, as well as any net increase or decrease in Partnership Minimum Gain, for a Partnership Year shall be determined in accordance with the rules of Regulations Section 1.704-2(d).

“Partnership Record Date” means a record date established by the General Partner for the distribution of Available Revenues pursuant to Section 5.1 hereof, which record date shall generally be the same as the record date established by the General Partner for a distribution to its stockholders of some or all of its portion of such distribution.

“Partnership Unit” shall mean an OP Unit, a Preferred Unit, a Junior Unit or any other unit of Partnership Interests that the General Partner has authorized pursuant to Section 4.1, 4.2, 4.3, 4.4, 4.5 or 4.7 hereof.

“Partnership Unit Designation” has the meaning set forth in Section 4.3(a) hereof.

“Partnership Vote” shall have the meaning set forth in Section 11.2(c) hereof.

“Partnership Year” means the fiscal year of the Partnership, which shall be the calendar year.

“Percentage Interest” means, as to a Partner holding a class or series of Partnership Interests, its interest in such class or series as determined by dividing the Partnership Units of such class or series owned by such Partner by the total number of Partnership Units of such class or series then outstanding as specified in Exhibit A attached hereto, as such Exhibit may be amended from time to time.  If the Partnership issues additional classes or series of Partnership Interests, the interest in the Partnership among the classes or series of Partnership Interests shall be determined as set forth in the amendment to the Partnership Agreement setting forth the rights and privileges of such additional classes or series of Partnership Interest, if any, as contemplated by Section 4.3.

“Person” means an individual or a corporation, partnership, trust, unincorporated organization, association, limited liability company or other entity.

“Preferred Stock” means a share of stock of the General Partner now or hereafter authorized or reclassified that has dividend rights, or rights upon liquidation, winding up and dissolution, that are superior or prior to the REIT Shares.

“Preferred Units” means units of Partnership Interests that the General Partner has authorized pursuant to Section 4.1, 4.3 or 4.4 hereof that has distribution rights, or rights upon liquidation, winding up and dissolution, that are superior or prior to the OP Units.

“Prime Rate” means the rate of interest publicly announced from time to time by JPMorgan Chase Bank, N.A., New York, New York, or its successor, as its “prime rate.”

“Properties” means any assets and property of the Partnership, and “Property” shall mean any one such asset or property.

“Publicly Traded” means listed or admitted to trading on The New York Stock Exchange, Inc., NYSE American or any other national securities exchange.

“Qualified REIT Subsidiary” means a qualified REIT subsidiary of the General Partner within the meaning of Code Section 856(i)(2).

“Qualified Transferee” means an “Accredited Investor” as defined in Rule 501 promulgated under the Securities Act.

“Redemption” has the meaning set forth in Section 8.6(a) hereof.

“Regulations” means the applicable income tax regulations under the Code, whether such regulations are in proposed, temporary or final form, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Regulatory Allocations” has the meaning set forth in Section 6.3(a)(vii) hereof.

“REIT” means a Person qualifying as a real estate investment trust within the meaning of Code Section 856.

“REIT Payment” has the meaning set forth in Section 15.11 hereof.

“REIT Requirements” has the meaning set forth in Section 5.1(b) hereof.

“REIT Share” means a share of common stock of the General Partner, par value $0.01 per share, or the common stock issued by any successor to the General Partner in any transaction or related series of transactions in which (i) the business or assets of the General Partner are disposed of or combined, through merger, consolidation, share exchange, sale, disposition, distribution or contribution of substantially all of the General Partner’s assets, or otherwise and (ii) the General Partner is liquidated or is not the continuing or surviving company in such transaction or related series of transactions.

“REIT Shares Amount” means a number of REIT Shares equal to the product of (a) the number of Tendered Units and (b) the Adjustment Factor in effect on the Specified Redemption Date with respect to such Tendered Units; provided, however, that, in the event that the General Partner issues to all holders of REIT Shares as of a certain record date rights, options, warrants or convertible or exchangeable securities entitling the General Partner’s stockholders to subscribe for or purchase REIT Shares, or any other securities or property (collectively, the “Rights”), with the record date for such Rights issuance falling within the period starting on the date of the Notice of Redemption and ending on the day immediately preceding the Specified Redemption Date, which Rights will not be distributed before the relevant Specified Redemption Date, then the REIT Shares Amount shall also include such Rights that a holder of that number of REIT Shares would be entitled to receive, expressed, where relevant hereunder, in a number of REIT Shares determined by the General Partner in good faith.

“Rights” has the meaning set forth in the definition of “REIT Shares Amount.”

“Revised Partnership Audit Procedures” has the meaning set forth in Section 10.3(b) hereof.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Specified Redemption Date” means the 10th Business Day following receipt by the General Partner of a Notice of Redemption; provided, that, if the REIT Shares are not Publicly Traded, the Specified Redemption Date means the 30th Business Day following receipt by the General Partner of a Notice of Redemption.

“Stockholder Vote” shall have the meaning set forth in Section 11.2(b)(ii) hereof.

“Subsidiary” means, with respect to any Person, any other Person (which is not an individual) of which a majority of (i) the voting power of the voting equity securities or (ii) the outstanding equity interests is owned, directly or indirectly, by such Person.

“Substituted Limited Partner” means a Person who is admitted as a Limited Partner to the Partnership pursuant to Section 11.4 hereof.

“Tax Items” has the meaning set forth in Section 6.4(a) hereof.

“Tendered Units” has the meaning set forth in Section 8.6(a) hereof.

“Tendering Partner” has the meaning set forth in Section 8.6(a) hereof.

“Terminating Capital Transaction” means any sale or other disposition of all or substantially all of the assets of the Partnership or a related series of transactions that, taken together, result in the sale or other disposition of all or substantially all of the assets of the Partnership.

“Termination Transaction” shall have the meaning set forth in Section 11.2(c).

“Transfer,” when used with respect to a Partnership Unit, or all or any portion of a Partnership Interest, means any sale, assignment, bequest, conveyance, devise, gift (outright or in trust), pledge, encumbrance, hypothecation, mortgage, exchange, transfer or other disposition or act of alienation, whether voluntary or involuntary or by operation of law; provided, however, that, when the term is used in Article XI hereof, “Transfer” does not include (a) any Redemption of Partnership Units by the Partnership or the General Partner, or acquisition of Tendered Units by the General Partner, pursuant to Section 8.6 hereof or (b) any redemption of Partnership Units pursuant to any Partnership Unit Designation.  The terms “Transferred” and “Transferring” have correlative meanings.

“Value” means, on any date of determination with respect to a REIT Share, the average of the daily Market Prices for ten consecutive trading days immediately preceding the date of determination; provided, however, that, for purposes of Section 8.6, the “date of determination” shall be the date of receipt by the General Partner of a Notice of Redemption or, if such date is not a Business Day, the immediately preceding Business Day.  The term “Market Price” on any date shall mean, with respect to any class or series of outstanding REIT Shares, the Closing Price for such REIT Shares on such date.  The “Closing Price” on any date shall mean the last sale price for such REIT Shares, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such REIT Shares, in either case as reported on the principal national securities exchange on which such REIT Shares are listed or admitted to trading or, if such REIT Shares are not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the principal other automated quotation system that may then be in use or, if such REIT Shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such REIT Shares selected by the Board of Directors of the General Partner or, in the event that no trading price is available for such REIT Shares, the fair market value of the REIT Shares, as determined in good faith by the Board of Directors of the General Partner.

In the event that the REIT Shares Amount includes Rights (as defined in the definition of “REIT Shares Amount”) that a holder of REIT Shares would be entitled to receive, then the Value of such Rights shall be determined by the General Partner acting in good faith on the basis of such quotations and other information as it considers, in its reasonable judgment, appropriate.

ARTICLE II

ORGANIZATIONAL MATTERS

Section 2.1                                    Organization.  The Partnership is a limited partnership organized pursuant to the provisions of the Act and upon the terms and subject to the conditions set forth in this Agreement.  Except as expressly provided herein to the contrary, the rights and obligations of the Partners and the administration and termination of the Partnership shall be governed by the Act.  The Partnership Interest of each Partner shall be personal property for all purposes.

Section 2.2                                    Name.  The name of the Partnership is “Aspen OP, LP” The Partnership’s business may be conducted under any other name or names deemed advisable by the General Partner, including the name of the General Partner or any Affiliate thereof.  The words “Limited Partnership,” “LP,” “L.P.,” “Ltd.” or similar words or letters shall be included in the Partnership’s name where necessary for the purposes of complying with the laws of any jurisdiction that so requires.  The General Partner in its sole and absolute discretion may change the name of the Partnership at any time and from time to time and shall notify the Partners of such change in the next regular communication to the Partners.

Section 2.3                                    Registered Office and Agent; Principal Office.  The address of the registered office of the Partnership in the State of Delaware is located at Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office is Corporation Service Company.  The principal office of the Partnership is located at c/o Aspen REIT, Inc., 96 Spring Street, 6th Floor, New York, New York 10012 or such other place as the General Partner may from time to time designate by notice to the Limited Partners.  The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner deems advisable.

Section 2.4                                    Appointment of the General Partner.  Aspen REIT, Inc., a Maryland corporation, shall be the general partner of the Partnership.

Section 2.5                                    Power of Attorney.

(a)                                 Each Limited Partner and each Assignee hereby irrevocably constitutes and appoints the General Partner, any Liquidator, and authorized officers and attorneys-in-fact of each, and each of those acting singly, in each case with full power of substitution, as its true and lawful agent and attorney-in-fact, with full power and authority in its name, place and stead to execute, swear to, seal, acknowledge, deliver, file and record at the appropriate public offices such documents as may be necessary or appropriate to carry out the provisions of this Agreement, including the following with respect to the Partnership, to the extent the Limited Partners are required to make, complete, execute, sign, acknowledge, deliver, file or record the same:

(i)                                     all certificates, other agreements and amendments thereto which the General Partner or the Liquidator deems necessary to form, continue or otherwise qualify the Partnership as a limited partnership in each jurisdiction in which the Partnership conducts or may conduct business, and each Limited Partner specifically authorizes the General Partner or the Liquidator to execute, sign, acknowledge, deliver, file and record the Certificate and amendments thereto as required by the Act;

(ii)                                  this Agreement, counterparts hereof and amendments hereto authorized pursuant to the terms hereof and all instruments that the General Partner or the Liquidator deems appropriate or necessary to reflect any amendment, change, modification or restatement of this Agreement in accordance with its terms;

(iii)                               all instruments which the General Partner or the Liquidator deems necessary to effect the admission of any Partner pursuant to Article XII, the transfer of the Partnership Interest of any Partner or the withdrawal or substitution of any Partner pursuant to, or other events described in, Article XI, the dissolution and liquidation of the Partnership pursuant to, or other events described in, Article XIII, or the Capital Contribution of any Partner;

(iv)                              all conveyances and other instruments or documents that the General Partner or the Liquidator deems appropriate or necessary to reflect the distribution or exchange of assets of the Partnership pursuant to the terms of this Agreement;

(v)                                 all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges relating to Partnership Interests;

(vi)                              all appointments of agents for service of process and attorneys for service of process which the General Partner or the Liquidator deems necessary or appropriate in connection with the organization and qualification of the Partnership and the conduct of its business; and

(vii)                           all ballots, consents, approvals, waivers, certificates and other instruments appropriate or necessary, in the sole and absolute discretion of the General Partner or the Liquidator, to make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action that is made or given by the Partners hereunder or is consistent with the terms of this Agreement or appropriate or necessary, in the sole and absolute discretion of the General Partner or the Liquidator, to effectuate the terms or intent of this Agreement.

Nothing contained herein shall be construed as authorizing the General Partner or the Liquidator to amend this Agreement except in accordance with Article XIV hereof or as may be otherwise expressly provided for in this Agreement.

(b)                                 The foregoing power of attorney is hereby declared to be irrevocable and a special power coupled with an interest, in recognition of the fact that each of the Limited Partners and Assignees will be relying upon the power of the General Partner or the Liquidator to act as contemplated by this Agreement in any filing or other action by it on behalf of the Partnership, and it shall survive and not be affected by the subsequent Incapacity of any Limited Partner or Assignee and the Transfer of all or any portion of such Limited Partner’s or Assignee’s Partnership Units or Partnership Interest and shall extend to such Limited Partner’s or Assignee’s heirs, successors, assigns and personal representatives.

(c)                                  The power of attorney granted to the General Partner and the Liquidator shall not apply to Consents of the Partners provided for in this Agreement.

(d)                                 Each Limited Partner or Assignee shall execute and deliver to the General Partner or the Liquidator any and all documents or instruments referred to in this Section 2.5 if the power of attorney granted hereunder is rendered ineffective by applicable provisions of law or if the General Partner or the Liquidator in its reasonable discretion so requests execution by such Limited Partner or Assignee and the same shall not be inconsistent with the provisions hereof.

Section 2.6                                    Engagement of External Manager and Other Service Providers.  The General Partner shall have the authority, without the approval of any Limited Partner, to engage the Manager in accordance with the terms of the Management Agreement and to approve amendments to such management agreement on such terms as may be approved by the General Partner from time to time. No consent of a Limited Partner shall be required to engage, amend the term of engagement or to terminate any manager who is providing services to the Partnership.

Section 2.7                                    Term.  Pursuant to Section 17-201(b) of the Act, the term of the Partnership commenced on [•] and shall continue perpetually unless it is dissolved pursuant to the provisions of Article XIII hereof or as otherwise provided by law.

ARTICLE III

PURPOSE

Section 3.1                                    Purpose and Business.  The purpose and nature of the Partnership is to conduct any business, enterprise or activity permitted by or under the Act; provided, however, such business and arrangements and interests may be limited to and conducted in such a manner as to permit the General Partner, in its sole and absolute discretion, at all times to be classified as a REIT unless the General Partner, in accordance with the Charter and Bylaws, as amended, in its sole discretion has chosen to cease to qualify as a REIT or has chosen not to attempt to qualify as a REIT for any reason or for reasons whether or not related to the business conducted by the Partnership.  Without limiting the General Partner’s right in its sole discretion to cease qualifying as a REIT, the Partners acknowledge that the status of the General Partner as a REIT inures to the benefit of all Partners and not solely to the General Partner or its Affiliates.  In connection with the foregoing, the Partnership shall have full power and authority to enter into, perform and carry out contracts of any kind, to borrow and lend money and to issue and guarantee evidence of indebtedness, whether or not secured by mortgage, deed of trust, pledge or other lien and, directly or indirectly, to acquire additional Properties necessary, useful or desirable in connection with its business.

Section 3.2                                    Powers.

(a)                                 The Partnership shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described herein and for the protection and benefit of the Partnership.

(b)                                 The Partnership may contribute from time to time Partnership capital to one or more newly formed entities solely in exchange for equity interests therein (or in a wholly owned subsidiary entity thereof).

(c)                                  Notwithstanding any other provision in this Agreement, the General Partner may cause the Partnership not to take, or to refrain from taking, any action that, in the judgment of the General Partner, in its sole and absolute discretion, (i) could adversely affect the ability of the General Partner to continue to qualify as a REIT, (ii) could subject the General Partner to any additional taxes under Code Section 857 or Code Section 4981 or any other related or successor provision of the Code or (iii) could violate any law or regulation of any governmental body or agency having jurisdiction over the General Partner, its securities or the Partnership.

Section 3.3                                    Partnership Only for Partnership Purposes Specified.  This Agreement shall not be deemed to create a company, venture or partnership between or among the Partners with respect to any activities whatsoever other than the activities within the purposes of the Partnership as specified in Section 3.1 hereof.  Except as otherwise provided in this Agreement, no Partner shall have any authority to act for, bind, commit or assume any obligation or responsibility on behalf of the Partnership, its properties or any other Partner.  No Partner, in its capacity as a Partner under this Agreement, shall be responsible or liable for any indebtedness or obligation of another Partner, and the Partnership shall not be responsible or liable for any indebtedness or obligation of any Partner, incurred either before or after the execution and delivery of this Agreement by such Partner, except as to those responsibilities, liabilities, indebtedness or obligations incurred pursuant to and as limited by the terms of this Agreement and the Act.

ARTICLE IV

CAPITAL CONTRIBUTIONS

Section 4.1                                    Capital Contributions of the Partners.  Each Partner’s Capital Contribution to the Partnership and amount and designation of ownership of Partnership Units is on Exhibit A, as the same may be amended from time to time by the General Partner to the extent necessary to reflect sales, exchanges, conversions or other Transfers, redemptions, Capital Contributions, the issuance of additional Partnership Units, or similar events having an effect on a Partner’s ownership of Partnership Units.  In addition, the asset shown on Exhibit B hereto has been contributed for a Gross Asset Value shown on such Exhibit B.  Except as provided by law or in Section 4.4 or 10.4 hereof, the Partners shall have no obligation or right to make any additional Capital Contributions or loans to the Partnership.

Section 4.2                                    Classes of Partnership Units.  From and after the Effective Date, until such time as additional classes or series of Partnership Units are created pursuant to Section 4.3(a) below, the Partnership shall have one class of Partnership Units, entitled “OP Units.”  Subject to Section 4.6, OP Units or Partnership Units of any additional class or series, at the election of the General Partner, in its sole and absolute discretion, may be issued to newly admitted Partners in exchange for any Capital Contributions by such Partners and/or the provision of services by such Partners. Any Partnership Unit that is not specifically designated by the General Partner as being of a particular class or series shall be deemed to be an OP Unit.

Section 4.3                                    Issuances of Additional Partnership Interests.

(a)                                 General.  Notwithstanding Section 7.3(b) hereof, the General Partner is hereby authorized to cause the Partnership to issue additional Partnership Units, for any Partnership purpose, at any time or from time to time, to the Partners or to other Persons, and to admit such Persons as Additional Limited Partners, for such consideration and on such terms and conditions as shall be established by the General Partner in its sole and absolute discretion, all without the approval of any Limited Partners.  Any such Person who is not a Partner at the time it is issued Partnership Units and is admitted to the Partnership shall also be issued a Partnership Interest.  Without limiting the foregoing, the General Partner is expressly authorized to cause the Partnership to issue Partnership Units (i) upon the conversion, redemption or exchange of any Debt, Partnership Units or other securities issued by the Partnership, (ii) for less than fair market value, so long as the General Partner concludes in good faith that such issuance is in the best interests of the Partnership and (iii) in connection with any merger of any other Person into the Partnership or any Subsidiary of the Partnership if the applicable merger agreement provides that Persons are to receive Partnership Units in exchange for their interests in the Person merging into the Partnership or any Subsidiary of the Partnership.  Subject to Delaware law, any additional Partnership Units may be issued in one or more classes, or one or more series of any of such class or classes, with such designations, preferences and relative, participating, optional or other special rights, powers and duties as shall be determined by the General Partner, in its sole and absolute discretion without the approval of any Limited Partner, and set forth in a written document thereafter attached to and made an exhibit to this Agreement (each, a “Partnership Unit Designation”).  Without limiting the generality of the foregoing, the General Partner shall have authority to specify (a) the allocations of items of Partnership income, gain, loss, deduction and credit to each such class or series of Partnership Interests; (b) the right of each such class or series of Partnership Interests to share in Partnership distributions; (c) the rights of each such class or series of Partnership Interests upon dissolution and liquidation of the Partnership; (d) the voting rights, if any, of each such class or series of Partnership Interests; and (e) the conversion, redemption or exchange rights applicable to each such class or series of Partnership Interests.  In connection with such issuance, the General Partner shall have authority to classify and reclassify any class or series of Partnership Units as a different or distinct class of series of Partnership Units.  Notwithstanding Section 7.3(b) hereof, upon the issuance of any additional Partnership Interest or Partnership Units or upon the classification or reclassification of any such Partnership Interest or Partnership Units, the General Partner shall amend this Agreement, including Exhibit A, as appropriate to reflect such issuance, classification or reclassification, as the case may be.

(b)                                 No Preemptive Rights.  Without the approval of the General Partner, no Person, including, without limitation, any Partner or Assignee, shall have any preemptive, preferential, participation or similar right or rights to subscribe for or acquire any Partnership Interest.

Section 4.4                                    Additional Funds and Capital Contributions.

(a)                                 General.  The General Partner may, at any time and from time to time, determine that the Partnership requires additional funds (“Additional Funds”) for the acquisition of additional Properties, for the redemption of Partnership Units or for such other purposes as the General Partner may determine in its sole and absolute discretion.  Additional Funds may be obtained by the Partnership, at the election of the General Partner in any manner provided in, and in accordance with, the terms of this Section 4.4 without the approval of any Limited Partners.

(b)                                 Additional Capital Contributions.  The General Partner, on behalf of the Partnership, may obtain any Additional Funds by accepting Capital Contributions from any Partners or other Persons.  In connection with any such Capital Contribution (of cash or property), the General Partner is hereby authorized to cause the Partnership from time to time to issue additional Partnership Units (as set forth in and pursuant to the terms set forth in Section 4.3(a) above) in consideration therefor, and the Percentage Interests of the General Partner and the Limited Partners shall be adjusted to reflect the issuance of such additional Partnership Units.

(c)                                  Loans by Third Parties.  The General Partner, on behalf of the Partnership, may obtain any Additional Funds by causing the Partnership to incur Debt to any Person upon such terms as the General Partner determines appropriate, including making such Debt convertible, redeemable or exchangeable for Partnership Units; provided that any

Partnership Units into which such debt is convertible, redeemable or exchangeable may only be issued as set forth in and pursuant to the terms set forth in Section 4.3(a) above.

(d)                                 General Partner Loans.  The General Partner, on behalf of the Partnership, may obtain any Additional Funds by causing the Partnership to incur Debt with the General Partner.

(e)                                  Issuance of Securities by the General Partner.  In the event of any issuance of additional REIT Shares, Preferred Shares, Junior Shares or other securities by the General Partner, and the direct or indirect contribution to the Partnership, by the General Partner, of the cash proceeds or other consideration received from such issuance, if any, the Partnership shall pay the General Partner’s expenses associated with such issuance, including any underwriting discounts or commissions (it being understood that if the proceeds actually received by the General Partner are less than the gross proceeds of such issuance as a result of any underwriter’s discount or other expenses paid or incurred by the General Partner in connection with such issuance, then the General Partner shall be deemed to have made a Capital Contribution to the Partnership in the amount of the gross proceeds of such issuance and the Partnership shall be deemed simultaneously to have reimbursed the General Partner pursuant to Section 7.4(b) for the amount of such underwriter’s discount or other expenses).

Section 4.5                                    Equity Incentive Plans.  Nothing in this Agreement shall be construed or applied to preclude or restrain the General Partner from adopting, modifying or terminating any Equity Incentive Plan, for the benefit of employees, directors or other business associates of the General Partner, the Manager, the Partnership or any of their Affiliates.  The Limited Partners acknowledge and agree that, in the event that any such plan is adopted, modified or terminated by the General Partner, amendments to this Section 4.5 may become necessary or advisable and that any approval or consent of the Limited Partners required pursuant to the terms of this Agreement in order to effect any such amendments requested by the General Partner shall not be unreasonably withheld or delayed.

Section 4.6                                    No Interest; No Return.  No Partner shall be entitled to interest on its Capital Contribution or on such Partner’s Capital Account.  Except as provided herein or by law, no Partner shall have any right to demand or receive the return of its Capital Contribution from the Partnership.

Section 4.7                                    Other Contribution Provisions.  In the event that any Partner is admitted to the Partnership and is given a Capital Account in exchange for services rendered to the Partnership, unless otherwise determined by the General Partner, in its sole and absolute discretion, such transaction shall be treated by the Partnership and the affected Partner as if the Partnership had compensated such Partner in cash and such Partner had contributed the cash to the capital of the Partnership.  In addition, with the consent of the General Partner, one or more Limited Partners may enter into contribution agreements with the Partnership which have the effect of providing a guarantee of certain obligations of the Partnership.

Section 4.8                                    Not Publicly Traded.  The General Partner, on behalf of the Partnership, shall use its best efforts not to take any action which would result in the Partnership being a “publicly traded partnership” under and as such term is defined in Code Section 7704(b).

ARTICLE V

DISTRIBUTIONS

Section 5.1                                    Requirement and Characterization of Distributions.

(a)                                 Subject to the terms of any Partnership Unit Designation, the General Partner shall cause the Partnership to distribute all or such portion of amounts, at such times, as the General Partner may in its sole and absolute discretion determine, of Available Revenues generated by the Partnership during such quarter to the Holders of each class or series of Partnership Units on the applicable Partnership Record Date with respect to such quarter (and, within such class or series, pro rata in proportion to the respective Percentage Interests on such Partnership Record Date).

(b)                                 The General Partner in its sole and absolute discretion may distribute to the Holders Available Revenues on a more frequent basis and provide for an appropriate Partnership Record Date.  Notwithstanding anything herein to the contrary, the General Partner shall make such reasonable efforts, as determined by it in its sole and absolute discretion and consistent with the General Partner’s qualification as a REIT, to cause the Partnership to distribute sufficient amounts to enable the General Partner to pay stockholder dividends that will (a) satisfy the requirements for its qualification as a REIT under the Code and Regulations (the “REIT Requirements”) and (b) except to the extent otherwise determined by the General Partner, in its sole and absolute discretion, avoid any federal income or excise tax liability of the General Partner.

Section 5.2                                    Distributions In-Kind.  No right is given to any Partner to demand and receive property other than cash as provided in this Agreement.  The General Partner may determine, in its sole and absolute discretion, to include Partnership assets as Available Revenues, and such Partnership assets shall be distributed in such a fashion as to ensure that the fair market value (as determined in good faith by the Board of Directors of the General Partner) is distributed and allocated in accordance with Articles V, VI and XIII hereof.

Section 5.3                                    Withholding Taxes.  All amounts withheld pursuant to the Code or any provisions of any state or local tax law and Section 10.4 hereof with respect to any allocation, payment or distribution to any Holder shall be treated as amounts paid or distributed to such Holder pursuant to Section 5.1 hereof for all purposes under this Agreement.

Section 5.4                                    Distributions to Reflect Issuance of Additional Partnership Units.  Notwithstanding Section 7.3(b) hereof, in the event that the Partnership issues additional Partnership Units pursuant to the provisions of Article IV hereof, the General Partner is hereby authorized to make such revisions to this Article V as it determines are necessary or desirable to reflect the issuance of such additional Partnership Units, including, without limitation, making preferential distributions to certain classes of Partnership Units.

Section 5.5                                    Restricted Distributions.  Notwithstanding any provision to the contrary contained in this Agreement, neither the Partnership nor the General Partner, on behalf of the Partnership, shall make a distribution to any Holder on account of its Partnership Interest or interest in Partnership Units if such distribution would violate Section 17-607 of the Act or other applicable law.

ARTICLE VI

ALLOCATIONS

Section 6.1                                    Timing and Amount of Allocations of Net Income and Net Loss.  Net Income and Net Loss of the Partnership shall be determined and allocated with respect to each Partnership Year of the Partnership as of the end of each such year.  Except as otherwise provided in this Article VI, and subject to Section 11.6(c) hereof, an allocation to a Holder of a share of Net Income or Net Loss shall be treated as an allocation of the same share of each item of income, gain, loss or deduction that is taken into account in computing Net Income or Net Loss.

Section 6.2                                    General Allocations.

(a)                                 Allocations of Net Income and Net Loss.

(i)                                     Net Income.  Except as otherwise provided herein, Net Income for any Partnership Year or other applicable period shall be allocated in the following order and priority:

(A)                               First, to the General Partner until the cumulative Net Income allocated to the General Partner pursuant to this subparagraph (i)(A) equals the cumulative Net Loss allocated to the General Partner pursuant to subparagraph (ii)(D) below;

(B)                               Second, to the holders of any Partnership Interests that are entitled to any preference in distribution upon liquidation until the cumulative Net Income allocated under this subparagraph (i)(B) equals the cumulative Net Loss allocated to such Partners under subparagraph (ii)(C);

(C)                               Third, to the holders of any Partnership Units that are entitled to any preference in distribution in accordance with the rights of any other class of Partnership Units until each such Partnership Unit has been allocated, on a cumulative basis pursuant to this subparagraph (i)(C), Net Income equal to the amount of distributions payable which are attributable to the preference of such class of Partnership Unit whether or not paid (and, within such class, pro rata in proportion to the respective Percentage Interests as of the last day of the period for which such allocation is made); and

(D)                               Thereafter, with respect to Partnership Units that are not entitled to any preference in distribution or with respect to which distributions are not limited to any preference in distribution, pro rata to each such class in accordance with the terms of such class (and, within such class, pro rata in proportion to the respective Percentage Interests as of the last day of the period for which such allocation is being made).

(ii)                                  Net Loss.  Except as otherwise provided herein, Net Loss for any Partnership Year or other applicable period shall be allocated in the following order and priority:

(A)                               First, to each holder of Partnership Units in proportion to and to the extent of the amount by which the cumulative Net Income allocated to such Partner pursuant to subparagraph (i)(D) above exceeds, on a cumulative basis, the sum of (a) distributions with respect to such Partnership Units pursuant to clause (b) of Section 5.1 and (b) Net Loss allocated to such Partner pursuant to this subparagraph (ii)(A);

(B)                               Second, with respect to classes of Partnership Units that are not entitled to any preference in distribution or with respect to which distributions are not limited to any preference in distribution, pro rata to each such class in accordance with the terms of such class and within such class, pro rata in proportion to the respective Capital Account balances as of the last day of the period for which such allocation is being made; provided that Net Loss shall not be allocated to any Partner pursuant to this subparagraph (ii)(B) to the extent that such allocation would cause such Partner to have an Adjusted Capital Account Deficit (or increase any existing Adjusted Capital Account Deficit) (determined in each case with respect to a Partner who also holds classes of Partnership Units that are entitled to any preferences in distribution upon liquidation, by subtracting from such Partners’ Adjusted Capital Account the amount of such preferred distribution to be made upon liquidation) at the end of such Partnership Year or other applicable period; and

(C)                               Third, with respect to classes of Partnership Units that are entitled to any preference in distribution upon liquidation, in reverse order of the priorities of each such class (and within each such class, pro rata in proportion to their respective Percentage Interests as of the last day of the period for which such allocation is being made); provided that Net Loss shall not be allocated to any Partner pursuant to this subparagraph (ii)(C) to the extent that such allocation would cause such Partner to have an Adjusted Capital Account Deficit (or increase any existing Adjusted Capital Account Deficit) at the end of such Partnership Year or other applicable period;

(D)                               Thereafter, to the General Partner.

For purposes of determining allocations of Losses pursuant to Section 6.2(a)(ii), the Capital Account balance of each holder of OP Units shall not include any Capital Account balance attributable to other series or classes of Partnership Units.

(b)                                 Allocations to Reflect Issuance of Additional Partnership Units.  In the event that the Partnership issues additional Partnership Units pursuant to the provisions of Article IV hereof, the General Partner may make such revisions to this Section 6.2 as it determines are necessary or desirable to reflect the terms of the issuance of such additional Partnership Units.

Section 6.3                                    Additional Allocation Provisions.  Notwithstanding the foregoing provisions of this Article VI:

(a)                                 Regulatory Allocations.

(i)                                     Minimum Gain Chargeback.  Except as otherwise provided in Regulations Section 1.704-2(f), notwithstanding the provisions of Section 6.2 hereof, or any other provision of this Article VI, if there is a net decrease in Partnership Minimum Gain during any Partnership Year, each Holder shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Holder’s share of the net decrease in Partnership Minimum Gain, as determined under Regulations Section 1.704-2(g).  Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Holder pursuant thereto.  The items to be allocated shall be determined in accordance with Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2).  This Section 6.3(a)(i) is intended to qualify as a “minimum gain chargeback” within the meaning of Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(ii)                                  Partner Minimum Gain Chargeback.  Except as otherwise provided in Regulations Section 1.704-2(i)(4) or in Section 6.3(a)(i) hereof, if there is a net decrease in Partner Minimum Gain attributable to a Partner Nonrecourse Debt during any Partnership Year, each Holder who has a share of the Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Holder’s share of the net decrease in Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4).  Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each General Partner, Limited Partner and other Holder pursuant thereto.  The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2).  This Section 6.3(a)(ii) is intended to qualify as a “chargeback of partner nonrecourse debt minimum gain” within the meaning of Regulations Section 1.704-2(i) and shall be interpreted consistently therewith.

(iii)                               Nonrecourse Deductions and Partner Nonrecourse Deductions.  Any Nonrecourse Deductions for any Partnership Year shall be specially allocated to the Holders of OP Units in accordance with their OP Units.  Any Partner Nonrecourse Deductions for any Partnership Year shall be specially allocated to the Holder(s) who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable, in accordance with Regulations Section 1.704-2(i).

(iv)                              Qualified Income Offset.  If any Holder unexpectedly receives an adjustment, allocation or distribution described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5), or (6), items of Partnership income and gain shall be allocated, in accordance with Regulations Section 1.704-1(b)(2)(ii)(d), to such Holder in an amount and manner sufficient to eliminate, to the extent required by such Regulations, the Adjusted Capital Account Deficit of such Holder as quickly as possible.  It is intended that this Section 6.3(a)(iv) qualify and be construed as a “qualified income offset” within the meaning of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(v)                                 Gross Income Allocation.  In the event that any Holder has an Adjusted Capital Account Deficit at the end of any Partnership Year, each such Holder shall be specially allocated items of Partnership income and gain in the amount of such excess to eliminate such deficit as quickly as possible.

(vi)                              Section 754 Adjustment.  To the extent that an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Holder in complete liquidation of its interest in the Partnership, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Holders in accordance with their Partnership Units in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Holders to whom such distribution was made in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(vii)                           Curative Allocations.  The allocations set forth in Sections 6.3(a)(i), (ii), (iii), (iv), (v), and (vi) hereof (the “Regulatory Allocations”) are intended to comply with certain regulatory requirements, including the requirements of Regulations Sections 1.704-1(b) and 1.704-2.  Notwithstanding the provisions of Section 6.1 hereof, the Regulatory Allocations shall be taken into account in allocating other items of income, gain, loss and deduction among the Holders of Partnership Units so that to the extent possible without violating the requirements giving rise to the Regulatory Allocations, the net amount of such allocations of other items and the Regulatory Allocations to each Holder of a Partnership Unit shall be equal to the net amount that would have been allocated to each such Holder if the Regulatory Allocations had not occurred.

(b)                                 Allocation of Excess Nonrecourse Liabilities.  The Partnership shall allocate “nonrecourse liabilities” (within the meaning of Regulations Section 1.752-1(a)(2)) of the Partnership that are secured by multiple Properties under any reasonable method chosen by the General Partner in accordance with Regulations Section 1.752-3(a)(2) and (b).  The Partnership shall allocate “excess nonrecourse liabilities” of the Partnership under any method approved under Regulations Section 1.752-3(a)(3) as chosen by the General Partner.

Section 6.4                                    Tax Allocations.

(a)                                 In General.  Except as otherwise provided in this Section 6.4, for income tax purposes under the Code and the Regulations each Partnership item of income, gain, loss and deduction (collectively, “Tax Items”) shall be allocated among the Holders of Partnership Units in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Sections 6.2 and 6.3 hereof.

(b)                                 Allocations Respecting Section 704(c) Revaluations.  Notwithstanding Section 6.4(a) hereof, Tax Items with respect to Property that is contributed to the Partnership with a Gross Asset Value that varies from its adjusted tax basis in the hands of the contributing Partner immediately preceding the date of contribution shall be allocated among the Holders of Partnership Units for income tax purposes pursuant to Regulations promulgated under Code Section 704(c) so as to take into account such variation.  The Partnership shall account for such variation under any method approved under Code Section 704(c) and the applicable Regulations as chosen by the General Partner, provided that the Partnership shall use the traditional method with respect to variations between the Gross Asset Value and adjusted basis of the Properties contributed on the Effective Date.  In the event that the Gross Asset Value of any partnership asset is adjusted pursuant to subsection (b) of the definition of “Gross Asset Value” (provided in Article I hereof), subsequent allocations of Tax Items with respect to such asset shall take account of the variation, if any, between the adjusted basis of such asset and its Gross Asset Value in the same manner as under Code Section 704(c) and the applicable Regulations.

ARTICLE VII

MANAGEMENT AND OPERATIONS OF BUSINESS

Section 7.1                                    Management.

(a)                                 Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership are and shall be exclusively vested in the General Partner, and no Limited Partner shall have any right to participate in or exercise control or management power over the business and affairs of the Partnership.  The General Partner may not be removed by the Partners with or without cause, except with the consent of the General Partner.  In addition to the powers now or hereafter granted to a general partner of a limited partnership under applicable law or that are granted to the General Partner under any other provision of this Agreement, the General Partner (subject to the other provisions hereof including Sections 4.3(a), 7.3 and 14.3) shall have full power and authority to do all things deemed necessary or desirable by it to conduct the business of the Partnership, to exercise all powers set forth in Section 3.2 hereof and to effectuate the purposes set forth in Section 3.1 hereof, including, without limitation, taking the actions and decisions set forth below. Each of the Limited Partners acknowledges and agrees that effective as the closing of the Initial Public Offering, the General Partner, the Partnership and the Manager have entered into the Management Agreement pursuant to which the General Partner and the Partnership have retained the Manager to manage the day-to-day operations of the General Partner and its Subsidiaries, including the Partnership. Each of the Limited Partners further acknowledges and agrees that the General Partner is authorized to delegate to the Manager the power and authority to conduct the day-to-day operations of the Partnership subject to and in accordance with the terms of the Management Agreement, including, without limitation, the power and authority of the General Partner to take such of the following actions and decisions as the General Partner determines in its sole discretion, to be reasonably necessary or desirable in order to permit the Manager to perform the services under the Management Agreement:

(i)                                     the making of any expenditures and the incurring of any obligations that it deems necessary for the conduct of the activities of the Partnership;

(ii)                                  the assumption or guarantee of, or other contracting for, indebtedness, the issuance of evidences of indebtedness (including the securing of same by deed to secure debt, mortgage, deed of trust or other lien or encumbrance on the Partnership’s assets) and the mortgage, pledge, encumbrance or hypothecation of any assets of the Partnership to secure any such indebtedness, or lending money to any Person;

(iii)                               the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership, the registration of any class of securities of the Partnership under the Exchange Act and the listing of any debt securities of the Partnership on any exchange;

(iv)                              the acquisition, sale, transfer, exchange or other disposition of any, all or substantially all of the assets of the Partnership (including, but not limited to, the exercise or grant of any conversion, option, privilege or subscription right or any other right available in connection with any assets at any time held by the Partnership) or the merger, consolidation, reorganization or other combination of the Partnership with or into another entity;

(v)                                 the use of the assets of the Partnership (including, without limitation, cash on hand) for any purpose consistent with the terms of this Agreement and on any terms that it sees fit, including, without limitation, the making of capital contributions to and equity investments in the Partnership’s Subsidiaries;

(vi)                              the negotiation, execution and performance of any contracts, leases, conveyances or other instruments that the General Partner considers useful or necessary to the conduct of the Partnership’s operations or the implementation of the General Partner’s powers under this Agreement, including contracting with contractors, developers, consultants, accountants, legal counsel, other professional advisors and other agents and the payment of their expenses and compensation out of the Partnership’s assets;

(vii)                           the distribution of Partnership cash or other Partnership assets in accordance with this Agreement, the holding, management, investment and reinvestment of cash and other assets of the Partnership and the collection and receipt of revenues and income of the Partnership;

(viii)                        the maintenance of such insurance for the benefit of the Partnership and the Partners as it deems necessary or appropriate, including, without limitation, (i) casualty, liability and other insurance on the Properties and (ii) liability insurance for the Indemnitees hereunder;

(ix)                              the formation of, or acquisition of an interest in, and the contribution of property to, any further limited or general partnerships, limited liability companies, joint ventures or other relationships that it deems desirable (including, without limitation, the acquisition of interests in, and the contributions of property to, any Subsidiary and any other Person in which it has an equity investment from time to time); provided, however, that, as long as the General Partner has determined to continue to qualify as a REIT, the General Partner may not engage in any such formation, acquisition or contribution that would cause the General Partner to fail to qualify as a REIT within the meaning of Code Section 856(a);

(x)                                 the control of any matters affecting the rights and obligations of the Partnership, including the settlement, compromise, submission to arbitration or any other form of dispute resolution, or abandonment, of any claim, cause of action, liability, debt or damages, due or owing to or from the Partnership, the commencement or defense of suits, legal proceedings, administrative proceedings, arbitrations or other forms of dispute resolution, and the representation of the Partnership in all suits or legal proceedings, administrative proceedings, arbitrations or other forms of dispute resolution, the incurring of legal expense, and the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

(xi)                              the undertaking of any action in connection with the Partnership’s direct or indirect investment in any Subsidiary or any other Person (including, without limitation, the contribution or loan of funds by the Partnership to such Persons);

(xii)                           except as otherwise specifically set forth in this Agreement, the determination of the fair market value of any Partnership property distributed in-kind using such reasonable method of valuation as it may adopt; provided that such methods are otherwise consistent with the requirements of this Agreement;

(xiii)                        the enforcement of any rights against any Partner pursuant to representations, warranties, covenants and indemnities relating to such Partner’s contribution of property or assets to the Partnership;

(xiv)                       the exercise, directly or indirectly, through any attorney-in-fact acting under a general or limited power-of-attorney, of any right, including the right to vote, appurtenant to any asset or investment held by the Partnership;

(xv)                          the exercise of any of the powers of the General Partner enumerated in this Agreement on behalf of or in connection with any Subsidiary of the Partnership or any other Person in which the Partnership has a direct or indirect interest, or jointly with any such Subsidiary or other Person;

(xvi)                       the exercise of any of the powers of the General Partner enumerated in this Agreement on behalf of any Person in which the Partnership does not have an interest, pursuant to contractual or other arrangements with such Person;

(xvii)                    the making, execution and delivery of any and all deeds, leases, conveyances, contracts, guarantees, warranties, indemnities, waivers, releases or legal instruments or agreements in writing necessary or appropriate in the judgment of the General Partner for the accomplishment of any of the powers of the General Partner enumerated in this Agreement;

(xviii)                 the issuance of additional Partnership Units, as appropriate and in the General Partner’s sole and absolute discretion, in connection with Capital Contributions by Additional Limited Partners and additional Capital Contributions by Partners, in each case pursuant to and in accordance with the terms and provisions of Article IV hereof;

(xix)                       the selection, designation of powers, authority and duties and dismissal of employees or personnel of the Partnership (including, without limitation, employees or personnel having titles such as “president,” “vice president,” “secretary” and “treasurer”) and agents, outside attorneys, accountants, consultants and contractors of the Partnership, the determination of their compensation and other terms of employment or service or hiring, and the delegation to any such Person the authority to conduct the business of the Partnership in accordance with the terms of this Agreement;

(xx)                          the selection of and termination of property managers to manage any of the properties held by the Partnership or the declaration of a default under any property management agreement;

(xxi)                       the development and approval of annual operating budgets for the Partnership;

(xxii)                    the distribution of cash or the exchange of the REIT Shares Amount to acquire Partnership Units held by a Limited Partner in connection with a Limited Partner’s exercise of its Redemption under Section 8.6 hereof;

(xxiii)                 the amendment of this Agreement, including the amendment and restatement of Exhibit A hereto, to reflect accurately at all times the Capital Contributions and Percentage Interests of the Partners as the same are adjusted from time to time to the extent necessary to reflect redemptions, Capital Contributions, the issuance of Partnership Units, the admission of any Additional Limited Partner or any Substituted Limited Partner or otherwise or Amendments subject to the restrictions in Section 7.3;

(xxiv)                an election to dissolve the Partnership pursuant to Section 13.1(d) hereof;

(xxv)                   the taking of any action necessary or appropriate to ensure that the Partnership will not be treated as a “publicly traded partnership” under Code Section 7704; and

(xxvi)                the taking of any action necessary or appropriate to enable the General Partner to qualify as a REIT.

(b)                                 Each of the Limited Partners agrees that, except as provided in Sections 4.3(a), 7.3 and 14.3 hereto, the General Partner is authorized to execute, deliver and perform the above-mentioned agreements and transactions on behalf of the Partnership, and to delegate such authority to the Manager to the extent the General Partner, in its sole discretion, deems necessary or desirable in order to permit the Manager to perform the services under the Management Agreement, without any further act, approval or vote of the Partners, notwithstanding any other provision of this Agreement, the Act or any applicable law, rule or regulation and, in the absence of any specific corporate action on the part of the General Partner to the contrary, the taking of any action or the execution of any such document or writing by an officer of the General Partner or the Manager, in the name and on behalf of the General Partner, in its capacity as the general partner of the Partnership, shall conclusively evidence (1) the approval thereof by the General Partner, in its capacity as the general partner of the Partnership, (2) the General Partner’s determination that such action, document or writing is necessary or desirable to conduct the business and affairs of the Partnership, exercise the powers of the Partnership under this Agreement and the Act or effectuate the purposes of the Partnership, or any other determination by the General Partner required by this Agreement in connection with the taking of such action or execution of such document or writing, and (3) the authority of such officer with respect thereto.

(c)                                  At all times from and after the date hereof, the General Partner may cause (and may authorize the Manager pursuant to the Management Agreement to cause) the Partnership to establish and maintain working capital and other reserves in such amounts as the General Partner, in its sole and absolute discretion, deems appropriate and reasonable from time to time.

(d)                                 In exercising its authority under this Agreement, the General Partner may (and may authorize the Manager to), but shall be under no obligation to, take into account the tax consequences to any Partner (including the General Partner) of any action taken (or not taken) by it.  The General Partner, the Partnership and the Manager shall not have liability to a Limited Partner for monetary damages or otherwise for losses sustained, liabilities incurred or benefits not derived by such Limited Partner in connection with such decisions; provided that the General Partner or the Manager, as applicable has acted in good faith and pursuant to its authority under this Agreement or the Management Agreement, as applicable.

Section 7.2                                    Certificate of Limited Partnership.  To the extent that such action is determined by the General Partner to be reasonable and necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate and do all the things to maintain the Partnership as a limited partnership (or a partnership in which the limited partners thereof have limited liability) under the laws of the State of Delaware and each other state, the District of Columbia or any other jurisdiction, in which the Partnership may elect to do business or own property.  Except as otherwise required under the Act, the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate or any amendment thereto to any Limited Partner.  The General Partner shall use all reasonable efforts to cause to be filed such other certificates or documents as may be reasonable and necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners thereof have limited liability to the extent provided by applicable law) in the State of Delaware and any other state, or the District of Columbia or other jurisdiction, in which the Partnership may elect to do business or own property.

Section 7.3                                    Restrictions on General Partner’s Authority.

(a)                                 The General Partner may not, and may not authorize the Manager pursuant to the Management Agreement to, take any action in contravention of an express prohibition or limitation of this Agreement without the written consent of a Majority in Interest of Outside Limited Partners and may not, and may not authorize the Manager pursuant to the Management Agreement to, perform any act that would subject a Limited Partner to liability as a general partner in any jurisdiction or any other liability except as provided herein or under the Act.

(b)                                 The General Partner shall not, and shall not authorize the Manager pursuant to the Management Agreement to, without the written consent of a Majority in Interest of Outside Limited Partners, except as provided in Sections 4.1, 4.3(a), 4.4(b), 5.5, 6.2(b), 7.1(a)(xxiii), 7.3(c), 7.5, 8.6(g), 11.4(c) and 12.4 hereof or any other provision of this Agreement, which expressly allows the General Partner to amend this Agreement without the Consent of a Majority in Interest of Outside Limited Partners, amend, modify or terminate this Agreement.

(c)                                  Notwithstanding Sections 7.3(b) and 14.2, the General Partner shall have the exclusive power, without the prior consent of a Majority in Interest, to amend this Agreement as may be required to facilitate or implement any of the following purposes:

(i)                                     to add to the obligations of the General Partner or surrender any right or power granted to the General Partner or any Affiliate of the General Partner for the benefit of the Limited Partners;

(ii)                                  to reflect the admission, substitution or withdrawal of Partners or the termination of the Partnership in accordance with this Agreement, and to amend this Agreement in connection with such admission, substitution or withdrawal;

(iii)                               to reflect a change that is of an inconsequential nature and does not adversely affect the Limited Partners in any material respect, or to cure any ambiguity, correct or supplement any provision in this Agreement not inconsistent with law or with other provisions, or make other changes with respect to matters arising under this Agreement that will not be inconsistent with law or with the provisions of this Agreement;

(iv)                              to satisfy any requirements, conditions or guidelines contained in any order, directive, opinion, ruling or regulation of a federal or state agency or contained in federal or state law;

(v)                                 (a) to reflect such changes as are reasonably necessary for the General Partner to maintain or restore its status as a REIT or to satisfy the REIT Requirements; or (b) to reflect the Transfer of all or any part of a Partnership Interest between the General Partner and any Qualified REIT Subsidiary or other entity that is disregarded as separate from its owner for U.S. federal income tax purposes;

(vi)                              to modify the manner in which Capital Accounts are computed (but only to the extent set forth in the definition of “Capital Account” or contemplated by the Code or the Regulations);

(vii)                           to issue additional Partnership Interests and Partnership Units and to classify and reclassify Partnership Interests and Partnership Units in accordance with Article IV;

(viii)                        to amend or modify any provision of this Agreement to reflect a statutory or regulatory change regarding the federal income tax treatment of the “profits interest” of any Partner or to ensure that the receipt of any profits interest will not result in taxation to the holder thereof; and

The General Partner will provide notice to the Limited Partners whenever any action under this Section 7.3(c) is taken.

(d)                                 Notwithstanding Sections 7.3(b) and 7.3(c) hereof, this Agreement shall not be amended, and no action may be taken by the General Partner (and the General Partner shall not authorize the Manager pursuant to the Management Agreement to take any action), without the consent of each Partner adversely affected thereby, if such amendment or action would (i) convert a Limited Partner Interest in the Partnership into a General Partner Interest (except as a result of the General Partner acquiring such Partnership Interest), (ii) modify the limited liability of a Limited Partner, or (iii) amend this Section 7.3(d). Further, no amendment may alter the restrictions on the General Partner’s authority set forth elsewhere in this Section 7.3 without the consent specified therein. Any such amendment or action consented to by any Partner shall be effective as to that Partner, notwithstanding the absence of such consent by any other Partner.

Section 7.4                                    Reimbursement of the General Partner.

(a)                                 Except as provided in this Section 7.4 and elsewhere in this Agreement (including the provisions of Articles V and VI regarding distributions, payments and allocations to which it may be entitled), the General Partner shall not be compensated for its services as general partner of the Partnership.  The Limited Partners acknowledge and agree that the Manager shall be compensated for its services pursuant to the Management Agreement.

(b)                                 The Partnership shall be responsible for and shall pay all expenses relating to the Partnership’s and the General Partner’s organization, the ownership of their assets and their operations including, without limitation, (i) all expenses relating to their formation and continuity of existence, (ii) all expenses relating to any offerings and registrations of securities, (iii) all expenses associated with their preparation and filing of any periodic reports under federal, state or local laws or regulations, (iv) all expenses associated with their compliance with applicable laws, rules and regulations, and (iv) all other operating or administrative costs incurred in the ordinary course of their business.  The General Partner is hereby authorized to pay compensation for accounting, administrative, legal, technical, management and other services rendered to the Partnership.  Except to the extent provided in this Agreement, the General Partner and its Affiliates shall be reimbursed on a monthly basis, or such other basis as the General Partner may determine in its sole and absolute discretion, for all expenses (other than any management fees payable to the Manager under the Management Agreement) that the General Partner and its Affiliates incur relating to the ownership and operation of, or for the benefit of, the Partnership (including, without limitation, administrative expenses); provided that the amount of any such reimbursement shall be reduced by any interest earned by the General Partner with respect to bank accounts or other instruments or accounts held by it on behalf of the Partnership.  The Partners acknowledge that all such expenses of the General Partner are deemed to be for the benefit of the Partnership.  Such reimbursement shall be in addition to any reimbursement made as a result of indemnification pursuant to Section 7.7 hereof.  In the event that certain expenses are incurred for the benefit of the Partnership and other entities (including the General Partner), such expenses will be allocated to the Partnership and such other entities in such a manner as the General Partner in its sole and absolute discretion deems fair and reasonable.  All payments and reimbursements hereunder shall be characterized for federal income tax purposes as expenses of the Partnership incurred on its behalf, and not as expenses of the General Partner.

(c)                                  If the General Partner shall elect to purchase from its stockholders REIT Shares for the purpose of delivering such REIT Shares to satisfy an obligation under any dividend reinvestment program adopted by the General Partner, any employee share purchase plan adopted by the General Partner or any similar obligation or arrangement undertaken by the General Partner in the future or for the purpose of retiring such REIT Shares, the purchase price paid by the General Partner for such REIT Shares and any other expenses incurred by the General Partner in connection with such purchase shall be considered expenses of the Partnership and shall be advanced to the General Partner or reimbursed to the General Partner, subject to the condition that:  (1) if such REIT Shares subsequently are sold by the General Partner, the General Partner shall pay or cause to be paid to the Partnership any proceeds received by the General Partner for such REIT Shares (which sales proceeds shall include the amount of dividends reinvested under any dividend reinvestment or similar program; provided that a transfer of REIT Shares for Partnership Units pursuant to Section 8.6 would not be considered a sale for such purposes); and (2) if such REIT Shares are not sold by the General Partner in an arms-length transaction within 30 days after the purchase thereof, or the General Partner otherwise determines not to sell such REIT Shares, the General Partner shall cause the Partnership to redeem a number of Partnership Units held by the General Partner equal to the number of such REIT Shares, as adjusted for share dividends and distributions, share splits and subdivisions, reverse share splits and combinations, distributions of rights, warrants or options, and distributions of evidences of indebtedness or assets relating to assets not received by the General Partner pursuant to a pro rata distribution by the Partnership (in which case such advancement or reimbursement of expenses shall be treated as having been made as a distribution in redemption of such number of Partnership Units held by the General Partner).

(d)                                 If and to the extent any reimbursements to the General Partner pursuant to this Section 7.4 constitute gross income of the General Partner (as opposed to the repayment of advances made by the General Partner on behalf of the Partnership), such amounts shall constitute guaranteed payments with respect to capital within the meaning of Code Section 707(c), shall be treated consistently therewith by the Partnership and all Partners, and shall not be treated as distributions for purposes of computing the Partners’ Capital Accounts.

Section 7.5                                    Outside Activities of the General Partner.  Nothing contained herein shall be deemed to prohibit the General Partner from executing guarantees of Partnership debt for which it would otherwise be liable in its capacity as General Partner.  In addition, the General Partner may, to the extent necessary to comply with regulatory requirements of certain Limited Partners or otherwise provide for tax efficiency, elect to hold directly certain equity interests of Partnership Subsidiaries.  In such case, the General Partner shall amend this Agreement (including, without limitation, to the Net Income and Net Loss allocation provisions of Section 6.2 hereof) so as to provide that each Partner other than the General Partner will receive the same distributions that it would have received had such equity interest been held by the Partnership rather than directly by the General Partner; provided, however, that the General Partner shall in no event be required to make contributions to the Partnership to fund distributions to the other Partners.

Section 7.6                                    Contracts with Affiliates.

(a)                                 The Partnership may lend or contribute funds or other assets to its Subsidiaries or other Persons in which it has an equity investment, and such Persons may borrow funds from the Partnership, on terms and conditions established in the sole and absolute discretion of the General Partner.  The foregoing authority shall not create any right or benefit in favor of any Subsidiary or any other Person.

(b)                                 The Partnership may transfer assets to joint ventures, limited liability companies, partnerships, corporations, business trusts or other business entities in which it is or thereby becomes a participant upon such terms and subject to such conditions consistent with this Agreement and applicable law as the General Partner, in its sole and absolute discretion, believes to be advisable.

(c)                                  The General Partner, in its sole and absolute discretion and without the approval of the Limited Partners, may propose and adopt on behalf of the Partnership benefit plans funded by the Partnership for the benefit of employees or personnel of the General Partner, the Partnership, Subsidiaries of the Partnership, the Manager or any Affiliate of any of them in respect of services performed, directly or indirectly, for the benefit of the General Partner, the Partnership or any of the Partnership’s Subsidiaries.

(d)                                 The General Partner is expressly authorized to enter into, in the name and on behalf of the Partnership, any Services Agreement with Affiliates of any of the Partnership, the General Partner or the Manager, on such terms as the General Partner, in its sole and absolute discretion, believes are advisable; provided, however, that any such Services Agreement entered into with Affiliates of any of the Partnership, the General Partner or the Manager shall comply with the Related Party Transaction Policy.

Section 7.7                                    Indemnification.

(a)                                 The Partnership shall, to the maximum extent permitted by applicable law in effect from time to time, indemnify each Indemnitee from and against any and all losses, claims, damages, liabilities (whether joint or several), expenses (including, without limitation, attorney’s fees and other legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of the Partnership (“Actions”) as set forth in this Agreement in which such Indemnitee may be involved, or is threatened to be involved, as a party or otherwise; provided, however, that the Partnership shall not indemnify an Indemnitee (1) if the act or omission of the Indemnitee was material to the matter giving rise to the Action and either was committed in bad faith or was the result of active and deliberate dishonesty, (2) for any transaction for which such Indemnitee received an improper personal benefit in money, property or services in violation or breach of any provision of this Agreement, or (3) in the case of any criminal proceeding, the Indemnitee had reasonable cause to believe that the act or omission was unlawful.  Without limitation, the foregoing indemnity shall extend to any liability of any Indemnitee, pursuant to a loan guaranty or otherwise (unless otherwise provided by the terms of any such guaranty or other instrument), for any indebtedness of the Partnership or any Subsidiary of the Partnership (including, without limitation, any indebtedness which the Partnership or any Subsidiary of the Partnership has assumed or taken subject to), and the General Partner is hereby authorized and empowered, on behalf of the Partnership, to enter into one or more indemnity agreements consistent with the provisions of this Section 7.7 in favor of any Indemnitee having or potentially having liability for any such indebtedness.  The termination of any proceeding by judgment, order or settlement does not create a presumption that the Indemnitee did not meet the requisite standard of conduct set forth in this Section 7.7(a).  The termination of any proceeding by conviction of an Indemnitee or upon a plea of nolo contendere or its equivalent by an Indemnitee, or an entry of an order of probation against an Indemnitee prior to judgment, does not create a presumption that such Indemnitee acted in a manner contrary to that specified in this Section 7.7(a) with respect to the subject matter of such proceeding.  Any indemnification pursuant to this Section 7.7 shall be made only out of the assets of the Partnership and any insurance proceeds from the liability policy covering the General Partner and any Indemnitees, and neither the General Partner nor any Limited Partner shall have any obligation to contribute to the capital of the Partnership or otherwise provide funds to enable the Partnership to fund its obligations under this Section 7.7.

(b)                                 To the fullest extent permitted by law, expenses incurred by an Indemnitee who is a party to a proceeding or otherwise subject to or the focus of or is involved in any Action shall be paid or reimbursed by the Partnership as incurred by the Indemnitee in advance of the final disposition of the Action upon receipt by the Partnership of (i) a written affirmation by the Indemnitee of the Indemnitee’s good faith belief that the standard of conduct necessary for indemnification by the Partnership as authorized in Section 7.7(a) has been met, and (ii) a written undertaking by or on behalf of the Indemnitee to repay the amount if it shall ultimately be determined that the standard of conduct has not been met.

(c)                                  The indemnification provided by this Section 7.7 shall be in addition to any other rights to which an Indemnitee or any other Person may be entitled under any agreement, pursuant to any vote of the Partners, as a matter of law or otherwise, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee unless otherwise provided in a written agreement with such Indemnitee or in the writing pursuant to which such Indemnitee is indemnified.

(d)                                 The Partnership may, but shall not be obligated to, purchase and maintain insurance, on behalf of any of the Indemnitees and such other Persons as the General Partner shall determine, against any liability that may be asserted against or expenses that may be incurred by such Person in connection with the Partnership’s activities, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(e)                                  Any liabilities which an Indemnitee incurs as a result of acting on behalf of the Partnership or the General Partner (whether as a fiduciary or otherwise) in connection with the operation, administration or maintenance of an employee benefit plan or any related trust or funding mechanism (whether such liabilities are in the form of excise taxes assessed by the IRS, penalties assessed by the Department of Labor, restitutions to such a plan or trust or other funding mechanism or to a participant or beneficiary of such plan, trust or other funding mechanism, or otherwise) shall be treated as liabilities or judgments or fines under this Section

7.7, unless such liabilities arise as a result of (1) an act or omission of such Indemnitee that was material to the matter giving rise to the Action and either was committed in bad faith or was the result of active and deliberate dishonesty, (2) any transaction in which such Indemnitee received an improper personal benefit in money, property or services in violation or breach of any provision of this Agreement or applicable law, or (3) in the case of any criminal proceeding, the Indemnitee had reasonable cause to believe that the act or omission was unlawful.

(f)                                   In no event may an Indemnitee subject any of the Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

(g)                                  An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(h)                                 The provisions of this Section 7.7 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.  Any amendment, modification or repeal of this Section 7.7 or any provision hereof shall be prospective only and shall not in any way affect the obligations of the Partnership or the limitations on the Partnership’s liability to any Indemnitee under this Section 7.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

(i)                                     If and to the extent any payments to the General Partner pursuant to this Section 7.7 constitute gross income (as opposed to the repayment of advances made on behalf of the Partnership) such amounts shall be treated as “guaranteed payments” for the use of capital within the meaning of Code Section 7.7(c), shall be treated consistently therewith by the Partnership and all Partners, and shall not be treated as distributions for purposes of computing the Partners’ Capital Accounts.

Section 7.8                                    Liability of the General Partner and Affiliates.

(a)                                 Notwithstanding anything to the contrary set forth in this Agreement, to the maximum extent that Delaware law in effect from time to time permits, none of the General Partner, its Affiliates and their respective directors or officers shall be liable or accountable in damages or otherwise to the Partnership, any Partners or any Assignees for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or of any act or omission if the General Partner or such Affiliate or such director or officer acted in good faith.

(b)                                 The Limited Partners expressly acknowledge that the General Partner is acting for the benefit of the Partnership, the Limited Partners and its own stockholders collectively and that the General Partner is under no obligation to give priority to the separate interests of the Limited Partners or its own stockholders (including, without limitation, the tax consequences to Limited Partners, Assignees or its own stockholders) in deciding whether to cause the Partnership to take (or decline to take) any actions. If there is a conflict between the interests of the stockholders of the General Partner on one hand and the Limited Partners on the other, the Limited Partners expressly acknowledge that the General Partner will fulfill its fiduciary duties to such Limited Partners by acting in the best interests of the stockholders of the General Partner. The General Partner shall not be liable under this Agreement to the Partnership or to any Partner for monetary damages for losses sustained, liabilities incurred, or benefits not derived by Limited Partners in connection with such decisions; provided, that the General Partner has acted in good faith.

(c)                                  Subject to its obligations and duties as General Partner set forth in Section 7.1(a) hereof, the General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its employees or agents (subject to the supervision and control of the General Partner). The General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by it in good faith.

(d)                                 To the extent that, at law or in equity, the General Partner has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or the Limited Partners, the General Partner shall not be liable to the Partnership or to any other Partner for its good faith reliance on the provisions of this Agreement.

(e)                                  Notwithstanding anything herein to the contrary, except for fraud, willful misconduct or gross negligence, or pursuant to any express indemnities given to the Partnership by any Partner pursuant to any other written instrument, no Partner shall have any personal liability whatsoever, to the Partnership or to the other Partner(s), for the debts or liabilities of the Partnership or the Partnership’s obligations hereunder, and the full recourse of the other Partner(s) shall be limited to the interest of that Partner in the Partnership. To the fullest extent permitted by law, no officer, or member of the General Partner shall be liable to the Partnership for money damages except for (1) active and deliberate dishonesty established by a nonappealable final judgment or (2) actual receipt of an improper benefit or profit in money, property or services. Without limitation of the foregoing, and except for fraud, willful misconduct or gross negligence, or pursuant to any such express indemnity, no property or assets of any Partner, other than its interest in the Partnership, shall be subject to levy, execution or other enforcement procedures for the satisfaction of any judgment (or other judicial process) in favor of any other Partner(s) and arising out of, or in connection with, this Agreement. This Agreement is executed by the members of the General Partner solely as members of the same and not in their own individual capacities.

(f)                                   Any amendment, modification or repeal of this Section 7.8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the General Partner’s, and its officers’ and members’, liability to the Partnership and the Limited Partners under this Section 7.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.9                                    Other Matters Concerning the General Partner.

(a)                                 The General Partner may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties.

(b)                                 The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers, and other consultants and advisors selected by it, and any act taken or omitted to be taken in reliance upon the opinion of such Persons as to matters that the General Partner reasonably believe to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

(c)                                  The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers and a duly appointed attorney or attorneys-in-fact.  Each such attorney shall, to the extent provided by the General Partner in the power of attorney, have full power and authority to do and perform all and every act and duty that is permitted or required to be done by the General Partner hereunder.

(d)                                 Notwithstanding any other provision of this Agreement or the Act, any action of the General Partner on behalf of the Partnership, or any decision of the General Partner to refrain from acting on behalf of the Partnership, undertaken in the good faith belief that such action or omission is necessary or advisable in order (1) to protect the ability of the General Partner to continue to qualify as a REIT, (2) for the General Partner otherwise to satisfy the REIT Requirements, or (3) for the General Partner to avoid incurring any taxes under Code Section 857 or Code Section 4981, is expressly authorized under this Agreement and is deemed approved by all of the Limited Partners.

Section 7.10                             Title to Partnership Assets.  All Partnership assets, whether real or personal, tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually, shall have any ownership of such asset.  The Partnership may hold any of its assets in its own name or in the name of the General Partner or a nominee, which nominee may be one or more individuals, corporations, partnerships, trusts or other entities; provided that the General Partner or such nominee shall be at the direction of the Partnership.  All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which legal title to such Partnership assets is held.

Section 7.11                             Reliance by Third Parties.  Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that each of the General Partner and the Manager has full power and authority, without the consent or approval of any other Partner or Person, to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any contracts on behalf of the Partnership, and take any and all actions on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner and the Manager as if each were the Partnership’s sole party in interest, both legally and beneficially.  Each Limited Partner hereby waives any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the General Partner or the Manager in connection with any such dealing.  In no event shall any Person dealing with the General Partner or the Manager or their respective representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expediency of any act or action of the General Partner or the Manager or their respective representatives.  Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or the Manager or their respective representatives shall be conclusive evidence in favor of any and every Person relying in good faith thereon or claiming thereunder that (1) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (2) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership, and (3) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

ARTICLE VIII

RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS

Section 8.1                                    Limitation of Liability.  In accordance with state law, a limited partner of a partnership may, under certain circumstances, be required to return to the partnership for the benefit of partnership creditors amounts previously distributed to it.  It is the intent of the Partners that a distribution to any Partner be deemed a compromise within the meaning of Section 17-502(b) of the Act and that no Limited Partner shall be obligated to pay any such amount to or for the account of the Partnership or any creditor of the Partnership.  However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Limited Partner is obligated to make any such payment, such obligation shall be the obligation of such Limited Partner, and not of the General Partner.

Section 8.2                                    Management of Business.  No Limited Partner or Assignee shall take part in the operations, management or control (within the meaning of the Act) of the Partnership’s business, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership.  The transaction of any such business by the General Partner or any of its Affiliates or any officer, director, member, employee, partner, agent, representative, shareholder or trustee of the General Partner or any of its Affiliates, in their capacity as such, shall not affect, impair or eliminate the limitations on the liability of the Limited Partners or Assignees under this Agreement.

Section 8.3                                    Outside Activities of Limited Partners.  Unless otherwise agreed to in writing by a Limited Partner, any Limited Partner and any Assignee, officer, director, employee, agent, trustee, Affiliate, member or shareholder of any Limited Partner shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities that are in direct or indirect competition with the Partnership or that are enhanced by the activities of the Partnership.  Neither the Partnership nor any Partner shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner or Assignee.

Section 8.4                                    Return of Capital.  Except pursuant to the rights of Redemption set forth in Section 8.6 hereof, no Limited Partner shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent of distributions made pursuant to this Agreement, or upon termination of the Partnership as provided herein.  Except to the extent provided in Article V or VI hereof or otherwise expressly provided in this Agreement, no Limited Partner or Assignee shall have priority over any other Limited Partner or Assignee either as to the return of Capital Contributions or as to profits, losses or distributions.

Section 8.5                                    Adjustment Factor.  The Partnership shall notify any Limited Partner, on request, of the then current Adjustment Factor or any change made to the Adjustment Factor.

Section 8.6                                    Redemption.

(a)                                 On or after the date 12 months after the date of a Person becoming a Limited Partner (or such other time period agreed to by the General Partner and the Tendering Partner (as defined below), a holder of OP Units (other than the General Partner) shall have the right (subject to the terms and conditions set forth herein) to require the Partnership to redeem all or a portion of the OP Units held by such Partner (such OP Units being hereafter referred to as “Tendered Units”) in exchange for the Cash Amount (a “Redemption”) unless the terms of such OP Units or a separate agreement entered into between the Partnership and the holder of such OP Units provide that such OP Units are not entitled to a right of Redemption.  The Tendering Partner shall have no right, with respect to any OP Units so redeemed, to receive any distributions paid on or after the Specified Redemption Date.  Any Redemption shall be exercised pursuant to a Notice of Redemption delivered to the General Partner by the holder of OP Units who is exercising the redemption right (the “Tendering Partner”).  The Cash Amount shall be payable to the Tendering Partner on the Specified Redemption Date.

(b)                                 Notwithstanding Section 8.6(a) above, if a holder of OP Units has delivered to the General Partner a Notice of Redemption then the General Partner may, in its sole and absolute discretion (subject to the limitations on ownership and transfer of REIT Shares set forth in the Charter), elect to assume and satisfy the Partnership’s Redemption obligation and acquire some or all of the Tendered Units from the Tendering Partner in exchange for the delivery by the General Partner to the Tendering Partner of the REIT Shares Amount (as of the Specified Redemption Date) and, if the General Partner so elects, the Tendering Partner shall sell the Tendered Units to the General Partner in exchange for the REIT Shares Amount.  In such event, the Tendering Partner shall have no right to cause the Partnership to redeem such Tendered Units.  The General Partner shall give such Tendering Partner written notice of its election on or before the close of business on the fifth Business Day after the its receipt of the Notice of Redemption, and the Tendering Partner may elect to withdraw its redemption request at any time prior to the acceptance of the Cash Amount or REIT Shares Amount by such Tendering Partner.  Assuming the General Partner exercises its option to deliver REIT Shares, the General Partner shall retain the Tendered Units.  Any election by the General Partner to assume and satisfy the Partnership’s redemption obligation with respect to Tendered Units from 315 East Dean Associates, Inc. shall be subject to the approval of a majority of the independent members of the Board of Directors.

(c)                                  The REIT Shares Amount, if applicable, shall be delivered as duly authorized, validly issued, fully paid and non-assessable REIT Shares and, if applicable, free of any pledge, lien, encumbrance or restriction, other than those provided in the Charter or the Bylaws, the Securities Act, relevant state securities or blue sky laws and any applicable registration rights agreement or lock-up agreement with respect to such REIT Shares entered into by the Tendering Partner.  Notwithstanding any delay in such delivery (but subject to Section 8.6(e)), the Tendering Partner shall be deemed the owner of such REIT Shares for all purposes, including without limitation, rights to vote or consent, and receive dividends, as of the Specified Redemption Date.  In addition, the REIT Shares for which the Partnership Units might be exchanged shall also bear a legend which generally provides the following (or as the Charter otherwise requires):

Restrictions on Ownership and Transfer

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON BENEFICIAL OWNERSHIP AND CONSTRUCTIVE OWNERSHIP AND TRANSFER FOR THE PURPOSE, AMONG OTHERS, OF THE CORPORATION’S MAINTENANCE OF ITS QUALIFICATION AS A REIT UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”). SUBJECT TO CERTAIN FURTHER RESTRICTIONS AND EXCEPT AS EXPRESSLY PROVIDED IN THE CORPORATION’S CHARTER, (I) NO PERSON MAY BENEFICIALLY OWN OR CONSTRUCTIVELY OWN SHARES OF COMMON STOCK IN EXCESS OF 9.8 PERCENT (IN VALUE OR NUMBER OF SHARES, WHICHEVER IS MORE RESTRICTIVE) OF THE OUTSTANDING SHARES OF COMMON STOCK, UNLESS SUCH PERSON IS EXEMPT FROM SUCH LIMITATION OR IS AN EXCEPTED HOLDER (IN WHICH CASE THE EXCEPTED HOLDER LIMIT SHALL BE APPLICABLE); (II) NO PERSON MAY BENEFICIALLY OWN OR CONSTRUCTIVELY OWN SHARES OF ANY CLASS OR SERIES OF PREFERRED STOCK IN EXCESS OF 9.8 PERCENT (IN VALUE OR NUMBER OF SHARES, WHICHEVER IS MORE RESTRICTIVE) OF THE OUTSTANDING SHARES OF SUCH CLASS OR SERIES OF PREFERRED STOCK, UNLESS SUCH PERSON IS EXEMPT FROM SUCH LIMITATION OR IS AN EXCEPTED HOLDER (IN WHICH CASE THE EXCEPTED HOLDER LIMIT SHALL BE APPLICABLE); (III) NO PERSON MAY BENEFICIALLY OWN OR CONSTRUCTIVELY OWN SHARES OF CAPITAL STOCK IN EXCESS OF 9.8 PERCENT (IN VALUE OR NUMBER OF SHARES, WHICHEVER IS MORE RESTRICTIVE) OF THE TOTAL OUTSTANDING SHARES OF CAPITAL STOCK, UNLESS SUCH PERSON IS EXEMPT FROM SUCH LIMITATION OR IS AN EXCEPTED HOLDER (IN WHICH CASE THE EXCEPTED HOLDER LIMIT SHALL BE APPLICABLE); (IV) NO PERSON MAY BENEFICIALLY OWN OR CONSTRUCTIVELY OWN CAPITAL STOCK THAT WOULD RESULT IN THE CORPORATION (A) BEING “CLOSELY HELD” UNDER SECTION 856(H) OF THE CODE (WITHOUT REGARD TO WHETHER THE OWNERSHIP INTEREST IS HELD DURING THE LAST HALF OF A TAXABLE YEAR) OR (B) OTHERWISE CAUSE THE CORPORATION TO FAIL TO QUALIFY AS A REIT (INCLUDING, BUT NOT LIMITED TO, BENEFICIAL OWNERSHIP OR CONSTRUCTIVE OWNERSHIP THAT WOULD RESULT IN (1) ANY MANAGER OR OPERATOR THAT MANAGES AND/OR OPERATES A “QUALIFIED LODGING FACILITY”, WITHIN THE MEANING OF SECTION 856(D)(9)(D) OF THE CODE, LEASED BY THE CORPORATION (OR ANY SUBSIDIARY OF THE CORPORATION) TO A TAXABLE REIT SUBSIDIARY

(OR A SUBSIDIARY THEREOF) OF THE CORPORATION FAILING TO QUALIFY AS AN “ELIGIBLE INDEPENDENT CONTRACTOR”, WITHIN THE MEANING OF SECTION 856(D)(9)(A) OF THE CODE OR (2) THE CORPORATION OWNING (ACTUALLY OR CONSTRUCTIVELY) AN INTEREST IN A TENANT THAT IS DESCRIBED IN SECTION 856(D)(2)(B) OF THE CODE IF THE INCOME DERIVED BY THE CORPORATION FROM SUCH TENANT WOULD  CAUSE THE CORPORATION TO FAIL TO SATISFY ANY OF THE GROSS INCOME REQUIREMENTS OF SECTION 856(C) OF THE CODE); AND (V) ANY TRANSFER OF SHARES OF CAPITAL STOCK THAT, IF EFFECTIVE WOULD RESULT IN THE CAPITAL STOCK BEING BENEFICIALLY OWNED BY LESS THAN 100 PERSONS (AS DETERMINED UNDER THE PRINCIPLES OF SECTION 856(A)(5) OF THE CODE) SHALL BE VOID AB INITIO, AND THE INTENDED TRANSFEREE SHALL ACQUIRE NO RIGHTS IN SUCH SHARES OF THE CAPITAL STOCK. ANY PERSON WHO BENEFICIALLY OWNS OR CONSTRUCTIVELY OWNS OR ATTEMPTS TO BENEFICIALLY OWN OR CONSTRUCTIVELY OWN SHARES OF CAPITAL STOCK WHICH CAUSES OR WILL CAUSE A PERSON TO BENEFICIALLY OWN OR CONSTRUCTIVELY OWN SHARES OF CAPITAL STOCK IN EXCESS OR IN VIOLATION OF THE ABOVE LIMITATIONS MUST IMMEDIATELY NOTIFY THE CORPORATION OR, IN THE CASE OF SUCH A PROPOSED OR ATTEMPTED TRANSACTION, GIVE AT LEAST 15 DAYS PRIOR WRITTEN NOTICE. IF ANY OF THE RESTRICTIONS ON TRANSFER OR OWNERSHIP AS SET FORTH IN (I) THROUGH (IV) ABOVE ARE VIOLATED, THE SHARES OF CAPITAL STOCK IN EXCESS OR IN VIOLATION OF THE ABOVE LIMITATIONS WILL BE AUTOMATICALLY TRANSFERRED TO A TRUSTEE OF A TRUST FOR THE BENEFIT OF ONE OR MORE CHARITABLE BENEFICIARIES. IN ADDITION, THE CORPORATION MAY REDEEM SHARES UPON THE TERMS AND CONDITIONS SPECIFIED BY THE BOARD OF DIRECTORS IN ITS SOLE DISCRETION IF THE BOARD OF DIRECTORS DETERMINES THAT OWNERSHIP OR A TRANSFER OR OTHER EVENT MAY VIOLATE THE RESTRICTIONS DESCRIBED ABOVE. FURTHERMORE, UPON THE OCCURRENCE OF CERTAIN EVENTS, ATTEMPTED TRANSFERS IN VIOLATION OF THE RESTRICTIONS DESCRIBED IN (I) THROUGH (IV) ABOVE MAY BE VOID AB INITIO. TERMS NOT OTHERWISE DEFINED IN THIS LEGEND HAVE THE MEANINGS DEFINED IN THE CHARTER OF THE CORPORATION, AS THE SAME MAY BE AMENDED FROM TIME TO TIME, A COPY OF WHICH, INCLUDING THE RESTRICTIONS ON TRANSFER AND OWNERSHIP, WILL BE FURNISHED TO EACH HOLDER OF CAPITAL STOCK ON REQUEST AND WITHOUT CHARGE. REQUESTS FOR SUCH A COPY MAY BE DIRECTED TO THE SECRETARY OF THE CORPORATION AT ITS PRINCIPAL OFFICE.

(d)                                 Each Tendering Partner covenants and agrees with the General Partner that all Tendered Units shall be delivered to the General Partner free and clear of all liens, claims and encumbrances whatsoever and should any such liens, claims and/or encumbrances exist or arise with respect to such Tendered Units, the General Partner shall be under no obligation to acquire the same.  Each Tendering Partner further agrees that, in the event any state or local property transfer tax is payable as a result of the transfer of its Tendered Units to the General Partner (or its designee), such Tendering Partner shall assume and pay such transfer tax.

(e)                                  Notwithstanding the provisions of Section 8.6(a), 8.6(b), 8.6(c) or any other provision of this Agreement, a holder of OP Units (i) shall not be entitled to effect a

Redemption, whether for cash or an exchange for REIT Shares, to the extent the General Partner would not be able to deliver REIT Shares to satisfy such Redemption because the receipt and ownership of REIT Shares pursuant to such exchange by such Partner on the Specified Redemption Date could cause such Partner or any other Person to violate the Ownership Limit set forth in the Charter and (ii) shall have no rights under this Agreement to acquire REIT Shares which would otherwise be prohibited under the Charter.  To the extent any attempted Redemption or exchange for REIT Shares would be in violation of this Section 8.6(e), it shall be null and void ab initio and such holder of OP Units shall not acquire any rights or economic interest in the cash otherwise payable upon such Redemption or the REIT Shares otherwise issuable upon such exchange.

(f)                                   Notwithstanding anything herein to the contrary (but subject to Section 8.6(e)), with respect to any Redemption or exchange for REIT Shares pursuant to this Section 8.6:  (i) without the consent of the General Partner, each holder of OP Units may effect a Redemption only one time in each fiscal quarter; (ii) without the consent of the General Partner, each holder of OP Units may not effect a Redemption for less than 1,000 OP Units or, if such holder holds less than 1,000 OP Units, all of the OP Units held by such Limited Partner; (iii) without the consent of the General Partner, each holder of OP Units may not effect a Redemption during the period after the Partnership Record Date with respect to a distribution and before the record date established by the General Partner for a distribution to its stockholders of some or all of its portion of such distribution; (iv) the consummation of any Redemption or exchange for REIT Shares shall be subject to the expiration or termination of the applicable waiting period, if any, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; and (v) each Tendering Partner shall continue to own all OP Units subject to any Redemption or exchange for REIT Shares, and be treated as a Limited Partner with respect to such OP Units for all purposes of this Agreement, until such OP Units are transferred to the General Partner and paid for or exchanged on the Specified Redemption Date.  Until a Specified Redemption Date, the Tendering Partner shall have no rights as a stockholder of the General Partner with respect to any REIT Shares to be received in exchange for its Tendered Units.

(g)                                  In the event that the Partnership issues additional Partnership Interests to any Additional Limited Partner pursuant to Section 4.3, the General Partner shall make such revisions to this Section 8.6 as it determines are necessary to reflect the issuance of such additional Partnership Interests.

ARTICLE IX

BOOKS, RECORDS, ACCOUNTING AND REPORTS

Section 9.1                                    Records and Accounting.

(a)                                 The General Partner shall maintain at the office of the Partnership full and accurate books and records of account of the Partnership (which at all times shall remain the property of the Partnership), in the name of the Partnership showing all receipts and expenditures, assets and liabilities, profits and losses, and all other financial books, records and information required by the Act or necessary for recording the Partnership’s business and affairs and providing to the Limited Partners any information, lists and copies of documents required to be provided pursuant to Sections 8.5 or 9.2 hereof.  The Partnership’s books and records of account shall be maintained in accordance with GAAP.

(b)                                 Any records maintained by or on behalf of the Partnership in the regular course of its business may be kept on, or be in the form for, magnetic tape, photographs, micrographics or any other information storage device; provided that the records so maintained are convertible into clearly legible written form within a reasonable period of time.  The books of the Partnership shall be maintained, for financial and tax reporting purposes, on an accrual basis in accordance with generally accepted accounting principles.

Section 9.2                                    Reports.

(a)                                 As soon as reasonably practicable, but if the General Partner mails annual reports to its stockholders in no event later than the date on which the General Partner mails its annual report to its stockholders, the General Partner shall cause to be mailed to each Limited Partner an annual report, as of the close of the most recently ended Fiscal Year, containing financial statements of the Partnership, or of the General Partner if such statements are prepared on a consolidated basis with the Partnership, for such Partnership Year, presented in accordance with GAAP, such statements to be audited by a nationally recognized firm of independent public accountants selected by the General Partner.

(b)                                 If and to the extent that the General Partner mails quarterly reports to its stockholders, as soon as reasonably practicable, but in no event later than the date on which such reports are mailed, the General Partner shall cause to be mailed to each Limited Partner a report containing unaudited financial statements, as of the last day of such fiscal quarter, of the Partnership, or of the General Partner if such statements are prepared on a consolidated basis with the Partnership, and such other information as may be required by applicable law or regulations, or as the General Partner determines to be appropriate.

(c)                                  The General Partner shall have satisfied its obligations under Sections 9.2(a) and 9.2(b) by posting or making available the reports required by this Section 9.2 on the website maintained from time to time by the Partnership or the General Partner provided, that such reports are able to be printed or downloaded from such website.

ARTICLE X

TAX MATTERS

Section 10.1                             Preparation of Tax Returns.  The General Partner shall arrange for the preparation and timely filing of all returns with respect to Partnership income, gains, deductions, losses and other items required of the Partnership for federal and state income tax purposes and shall use all reasonable effort to furnish, within 90 days of the close of each taxable year, the tax information reasonably required by the Limited Partners for federal and state income tax reporting purposes.  Each Limited Partners shall promptly provide the General Partner with such information relating to the Contributed Properties, including tax basis and other relevant information, as may be reasonably requested by the General Partner from time to time.

Section 10.2                             Tax Elections.  Except as otherwise provided herein, the General Partner shall, in its sole and absolute discretion, determine whether to make any available election pursuant to the Code, including, but not limited to, the election under Code Section 754 and the election to use the “recurring item” method of accounting provided under Code Section 461(h) with respect to property taxes imposed on the Partnership’s Properties.  The General Partner shall have the right to seek to revoke any such election (including, without limitation, any election under Code Sections 461(h) and 754) upon the General Partner’s determination in its sole and absolute discretion that such revocation is in the best interests of the Partners.

Section 10.3                             Tax Matters Partner.

(a)                                 The General Partner shall (i) for taxable years beginning on or before December 31, 2017, be the “tax matters partner” of the Partnership within the meaning of Section 6231(a)(7) of the Code and (ii) for taxable years beginning on or after January 1, 2018, act as or appoint the “partnership representative” within the meaning of Section 6223(a) of the Code (as amended by the Bipartisan Budget Act of 2015) (collectively referred to herein as the “tax matters partner”).  The tax matters partner shall represent the Partnership in any disputes, controversies, or proceedings with the IRS or with any state, local, or non-U.S. taxing authority.  The tax matters partner shall receive no compensation for its services.  All third-party costs and expenses incurred by the tax matters partner in performing its duties as such (including legal and accounting fees and expenses) shall be borne by the Partnership in addition to any reimbursement pursuant to Section 7.4 hereof.  Nothing herein shall be construed to restrict the Partnership from engaging an accounting firm to assist the tax matters partner in discharging its duties hereunder, so long as the compensation paid by the Partnership for such services is reasonable.

(b)                                 Subject to the revised partnership audit procedures and any Regulations or other administrative guidance promulgated in connection therewith (the “Revised Partnership Audit Procedures”), the tax matters partner is authorized, but not required:

(i)                                     to make all decisions with respect to any administrative proceeding relating to tax matters or judicial review thereof, including to enter into any settlement with the IRS with respect to any administrative or judicial proceedings (or any state, local or non-U.S. taxing authority);

(ii)                                  in the event that a notice of a final administrative adjustment at the Partnership level of any item required to be taken into account by a Partner for tax purposes (a “final adjustment”) is mailed to the tax matters partner, to seek judicial review of such final adjustment, including the filing of a petition for readjustment with the United States Tax Court or the United States Claims Court, or the filing of a complaint for refund with the District Court of the United States for the district in which the Partnership’s principal place of business is located;

(iii)                               to intervene in any action brought by any other Partner for judicial review of a final adjustment;

(iv)                              to file a request for an administrative adjustment with the IRS at any time and, if any part of such request is not allowed by the IRS, to file an appropriate pleading (petition or complaint) for judicial review with respect to such request;

(v)                                 to enter into an agreement with the IRS to extend the period for assessing any tax that is attributable to any item required to be taken into account by a Partner for tax purposes, or an item affected by such item; and

(vi)                              to take any other action on behalf of the Partners in connection with any tax audit or judicial review proceeding to the extent permitted by applicable law or regulations.

The taking of any action and the incurring of any expense by the tax matters partner in connection with any such proceeding, except to the extent required by law, is a matter in the sole and absolute discretion of the tax matters partner and the provisions relating to indemnification of the General Partner set forth in Section 7.7 hereof shall be fully applicable to the tax matters partner in its capacity as such.

(c)                                  In the event of an audit of the Partnership pursuant to the Revised Partnership Audit Procedures, the tax matters partner, in its sole discretion, shall have the right to make any and all elections and to take any actions that are available to be made or taken by the tax matters partner or the Partnership under the Revised Partnership Audit Procedures (including any election under Section 6226 of the Code as amended by the Bipartisan Budget Act of 2015).  If an election under Section 6226(a) of the Code (as amended by the Bipartisan Budget Act of 2015) is made, the Partnership shall furnish to each Partner for the year under audit a statement of the Partner’s share of any adjustment set forth in the notice of final partnership adjustment, and each Partner shall take such adjustment into account as required under Section 6226(b) of the Code (as amended by the Bipartisan Budget Act of 2015).  Each Partner hereby agrees to indemnify and hold harmless the Partnership and the tax matters partner from and against any liability with respect to the Partner’s proportionate share of any tax liability (including related interest and penalties) asserted or imposed at the Partnership level in connection with any federal income tax audit of the Partnership regardless of whether such Partner is a Partner in the year in which an IRS adjustment is proposed or made.  The foregoing covenants and indemnification obligation of the Partner shall survive indefinitely and shall not terminate, without regard to any transfer of a Partner’s Partnership Interest, withdrawal as a Partner, or liquidation, dissolution or termination of the Partnership.

Section 10.4                             Withholding.

(a)                                 Each Partner hereby authorizes the Partnership to withhold from or pay on behalf of or with respect to such Partner any amount of federal, state, local or foreign taxes that the General Partner determines that the Partnership is required to withhold or pay with respect to any amount distributable or allocable to such Partner pursuant to this Agreement, including, without limitation, any taxes required to be withheld or paid by the Partnership pursuant to Code Sections 1441, 1442, 1445 or 1446.  Any amount paid on behalf of or with respect to a Partner shall constitute a loan by the Partnership to such Partner, which loan shall be repaid by such Partner within 15 days after notice from the General Partner that such payment must be made unless (i) the Partnership withholds such payment from a distribution that would otherwise be made to the Partner or (ii) the General Partner determines, in its sole and absolute discretion, that such payment may be satisfied out of the Available Funds of the Partnership that would, but for such payment, be distributed to such Partner.  Each Partner hereby unconditionally and irrevocably grants to the Partnership a security interest in such Partner’s Partnership Interest to secure such Partner’s obligation to pay to the Partnership any amounts required to be paid pursuant to this Section 10.4.  In the event that a Partner fails to pay any amounts owed to the Partnership pursuant to this Section 10.4 when due, the General Partner may, in its sole and absolute discretion, elect to make the payment to the Partnership on behalf of such defaulting Partner, and in such event shall be deemed to have loaned such amount to such defaulting Partner and shall succeed to all rights and remedies of the Partnership as against such defaulting Partner (including, without limitation, the right to receive distributions).  Any amounts payable by a Partner hereunder shall bear interest at the base rate on corporate loans at large United States money center commercial banks, as published from time to time in The Wall Street Journal, plus four percentage points (but not higher than the maximum lawful rate) from the date such amount is due (i.e., 15 days after demand) until such amount is paid in full.  Each Partner shall take such actions as the Partnership or the General Partner shall request in order to perfect or enforce the security interest created hereunder.

(b)                                 Each Partner shall furnish (including by way of updates) to the General Partner in such form as is reasonably requested by the General Partner any information, representations and forms as shall reasonably be requested by the General Partner to assist it in obtaining any exemption, reduction or refund of any withholding or other taxes imposed by any taxing authority or other governmental agency (including withholding taxes imposed pursuant to the U.S. Hiring Incentives to Restore Employment Act of 2010, or any similar or successor legislation or any agreement entered into pursuant to any such legislation) upon the Partnership, amounts paid to the Partnership, or amounts distributable by the Partnership to the Partners.

Section 10.5                             Organizational Expenses.  The Partnership shall elect to amortize expenses, if any, incurred by it in organizing the Partnership ratably over a 180-month period as provided in Code Section 709.

ARTICLE XI

TRANSFERS AND WITHDRAWALS

Section 11.1                             Transfer.

(a)                                 No part of the interest of a Partner shall be subject to the claims of any creditor, to any spouse for alimony or support, or to legal process, and may not be voluntarily or involuntarily alienated or encumbered except as may be specifically provided for in this Agreement.

(b)                                 No Partnership Interest shall be Transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article XI.  Any Transfer or purported Transfer of a Partnership Interest not made in accordance with this Article XI shall be null and void ab initio unless consented to by the General Partner in its sole and absolute discretion.

(c)                                  Notwithstanding the other provisions of this Article XI (other than Section 11.6(d) hereof), the Partnership Interests of the General Partner may be Transferred, at any time or from time to time, to any Person that is, at the time of such Transfer, a Subsidiary of the General Partner or to the General Partner or any successor thereto.  Any transferee of the entire General Partner Interest pursuant to this Section 11.1(c) shall automatically become, without further action or Consent of any Limited Partners, the sole general partner of the Partnership, subject to all the rights, privileges, duties and obligations under this Agreement and the Act relating to a general partner.  Upon any Transfer permitted by this Section 11.1(c), the transferor Partner shall be relieved of all its obligations under this Agreement.  The provisions of Section 11.2(b) (other than the last sentence thereof), 11.2(c), 11.2(d), 11.3 and 11.4 hereof shall not apply to any Transfer permitted by this Section 11.1(c).

(d)                                 No Transfer of any Partnership Interest may be made to a lender to the Partnership or any Person who is related (within the meaning of Section 1.752-4(b) of the Regulations) to any lender to the Partnership whose loan constitutes a Nonrecourse Liability, without the consent of the General Partner in its sole and absolute discretion; provided that as a condition to such consent, the lender will be required to enter into an arrangement with the Partnership and the General Partner to redeem or exchange for REIT Shares any Partnership Units in which a security interest is held by such lender concurrently with such time as such lender would be deemed to be a partner in the Partnership for purposes of allocating liabilities to such lender under Code Section 752.

Section 11.2                             Transfer of the Partnership Interest of the General Partner; Extraordinary Transactions.

(a)                                 The General Partner may not Transfer any of its General Partner Interest or withdraw from the Partnership except as provided in Sections 11.1(c), 11.2(b) or 11.2(c) hereof.

(b)                                 The General Partner shall not engage in any merger, consolidation or other combination with another entity or a sale of all or substantially all of its assets, or voluntarily withdraw from the Partnership or Transfer all or any portion of its interest in the Partnership (each, a “Termination Transaction”), whether or not in the ordinary course of business without the consent of a Majority in Interest of Outside Limited Partners.

(c)                                  Notwithstanding Section 11.2(b), the General Partner may, without the foregoing consent of a Majority in Interest of Outside Limited Partners, engage in a Termination Transaction if the conditions specified in clause (i) and (ii) of this Section 11.2(c) are satisfied:

(i)                                     Each holder of OP Units will receive, or will have the right to elect to receive, for each OP Unit an amount of cash, securities or other property equal to the product of the Adjustment Factor and the greatest amount of cash, securities or other property paid to a holder of one REIT Share in consideration of one REIT Share pursuant to the terms of such Termination Transaction; provided, that if, in connection with such transaction, a purchase, tender or exchange offer shall have been made to and accepted by the holders of a majority of the outstanding REIT Shares, each holder of OP Units will receive, or will have the right to elect to receive, the greatest amount of cash, securities or other property which such holder of OP Units would have received had it exercised its right to Redemption pursuant to Section 8.6 hereof and received REIT Shares in exchange for its OP Units immediately prior to the expiration of such purchase, tender or exchange offer and had thereupon accepted such purchase, tender or exchange offer and then such Termination Transaction shall have been consummated; and

(ii)                                  Such Termination Transaction is approved by (A) at least a majority of the Holders of OP Units (the “Partnership Vote”) and (B) the holders of REIT Shares (the “Stockholder Vote”), voting as a single class. For purposes of the Partnership Vote, each Limited Partner holding OP Units shall be entitled to cast a number of votes equal to the total votes such Limited Partner would have been entitled to cast at the Stockholder Meeting had such Limited Partner presented its OP Units for redemption and such OP Units had been acquired by the General Partner for the REIT Shares Amount as of the record date for the Stockholder Meeting; provided, however, that the General Partner and all of its Subsidiaries shall not be entitled to vote with respect to any Partnership Vote and shall instead be deemed to have cast all votes that would otherwise have been entitled to be cast by them, in the aggregate, in proportion to the manner in which all outstanding REIT Shares were voted in the Stockholder Vote (such votes to be “For,” “Against,” “Abstain” and “Not Present”).

(d)                                 The Partnership may merge with or into or consolidate with another entity without the consent of the Limited Partners if (i) the merger or consolidation is consummated in connection with a Termination Transaction which complies with the provisions of Sections 11.2(b) or 11.2(c), or (ii) immediately after such merger or consolidation (A) substantially all of the assets of the successor or surviving entity, other than Partnership Units held by the General Partner or any Subsidiary, are contributed, directly or indirectly, to the Partnership as a capital contribution in exchange for partnership units with a fair market value equal to the value of the assets so contributed as determined by the survivor in good faith and (B) the survivor expressly agrees to assume all of the General Partner’s obligations under this Agreement and this Agreement shall be amended after any such merger or consolidation so as to arrive at a new method of calculating the amounts payable upon exercise of the right of Redemption that approximates the existing method for such calculation as closely as reasonably possible.

Section 11.3                             Transfer of Limited Partners’ Partnership Interests.

(a)                                 No Limited Partner shall Transfer all or any portion of its Partnership Interest to any transferee without the written consent of the General Partner, which consent may be withheld in its sole and absolute discretion; provided that, (i) a Limited Partner may Transfer all or any portion of its Partnership Interest for bona fide estate planning purposes to an immediate family member or the legal representative, estate, trustee or other successor in interest, as applicable, of such Limited Partner and (ii) following the date that is one year after the closing of the Initial Public Offering (subject to Section 11.3(b)), the General Partner shall not unreasonably withhold its consent to such a Transfer.

(b)                                 Without limiting the generality of Section 11.3(a) hereof, it is expressly understood and agreed that the General Partner will not consent to any Transfer of all or any portion of any Partnership Interest pursuant to Section 11.3(a) above unless such Transfer meets each of the following conditions:

(i)                                     Such Transfer is made only to a single Qualified Transferee; provided, however, that, for such purposes, all Qualified Transferees that are Affiliates, or that comprise investment accounts or funds managed by a single Qualified Transferee and its Affiliates, shall be considered together to be a single Qualified Transferee.

(ii)                                  The transferee in such Transfer assumes by operation of law or express agreement all of the obligations of the transferor Limited Partner under this Agreement with respect to such Transferred Partnership Interest; provided that no such Transfer (unless made pursuant to a statutory merger or consolidation wherein all obligations and liabilities of the transferor Partner are assumed by a successor corporation by operation of law) shall relieve the transferor Partner of its obligations under this Agreement without the approval of the General Partner, in its sole and absolute discretion.  Notwithstanding the foregoing, any transferee of any Transferred Partnership Interest shall be subject to any and all ownership limitations contained in the Charter that may limit or restrict such transferee’s ability to exercise its Redemption right, including, without limitation, the Ownership Limit.  Any transferee, whether or not admitted as a Substituted Limited Partner, shall take subject to the obligations of the transferor hereunder.  Unless admitted as a Substituted Limited Partner, no transferee, whether by a voluntary Transfer, by operation of law or otherwise, shall have any rights hereunder, other than the rights of an Assignee as provided in Section 11.5 hereof.

(iii)                               Such Transfer is effective as of the first day of a fiscal quarter of the Partnership.

(c)                                  If a Limited Partner is subject to Incapacity, the executor, administrator, trustee, committee, guardian, conservator or receiver of such Limited Partner’s estate shall have all the rights of a Limited Partner, but not more rights than those enjoyed by other Limited Partners, for the purpose of settling or managing the estate, and such power as the Incapacitated Limited Partner possessed to Transfer all or any part of its interest in the Partnership.  The Incapacity of a Limited Partner, in and of itself, shall not dissolve or terminate the Partnership.

(d)                                 In connection with any proposed Transfer of a Limited Partner Interest, the General Partner shall have the right to receive an opinion of counsel reasonably satisfactory to it to the effect that the proposed Transfer may be effected without registration under the Securities Act and will not otherwise violate any federal or state securities laws or regulations applicable to the Partnership or the Partnership Interests Transferred.

Section 11.4                             Substituted Limited Partners.

(a)                                 A transferee of the interest of a Limited Partner may be admitted as a Substituted Limited Partner only with the consent of the General Partner, which consent may be given or withheld by the General Partner in its sole and absolute discretion.  The failure or refusal by the General Partner to permit a transferee of any such interests to become a

Substituted Limited Partner shall not give rise to any cause of action against the Partnership or the General Partner.  Subject to the foregoing, an Assignee shall not be admitted as a Substituted Limited Partner until and unless it furnishes to the General Partner (i) evidence of acceptance, in form and substance satisfactory to the General Partner, of all the terms, conditions and applicable obligations of this Agreement, (ii) a counterpart signature page to this Agreement executed by such Assignee, and (iii) such other documents and instruments as may be required or advisable, in the sole and absolute discretion of the General Partner, to effect such Assignee’s admission as a Substituted Limited Partner.

(b)                                 A transferee who has been admitted as a Substituted Limited Partner in accordance with this Article XI shall have all the rights and powers and be subject to all the restrictions and liabilities of a Limited Partner under this Agreement.

(c)                                  Upon the admission of a Substituted Limited Partner, the General Partner shall amend Exhibit A to reflect the name, address and number of Partnership Units of such Substituted Limited Partner and to eliminate or adjust, if necessary, the name, address and number of Partnership Units of the predecessor of such Substituted Limited Partner.

Section 11.5                             Assignees.  If the General Partner, in its sole and absolute discretion, does not consent to the admission of any transferee of any Partnership Interest as a Substituted Limited Partner, such transferee shall be considered an Assignee for purposes of this Agreement.  An Assignee shall be entitled to all the rights of an assignee of a limited partnership interest under the Act, including the right to receive distributions from the Partnership and the share of Net Income, Net Losses and other items of income, gain, loss, deduction and credit of the Partnership attributable to the Partnership Units assigned to such transferee and the rights to Transfer the Partnership Units only in accordance with the provisions of this Article XI, but shall not be deemed to be a holder of Partnership Units for any other purpose under this Agreement, and shall not be entitled to request a Redemption or effect a Consent or vote or with respect to such Partnership Units on any matter presented to the Limited Partners for approval (such right to Consent or vote or effect a Redemption, to the extent provided in this Agreement or under the Act, fully remaining with the transferor Limited Partner).  In the event that any such transferee desires to make a further assignment of any such Partnership Units, such transferee shall be subject to all the provisions of this Article XI to the same extent and in the same manner as any Limited Partner desiring to make an assignment of Partnership Units.

Section 11.6                             General Provisions.

(a)                                 No Limited Partner may withdraw from the Partnership other than as a result of a permitted Transfer of all of such Limited Partner’s Partnership Units in accordance with this Article XI, with respect to which the transferee becomes a Substituted Limited Partner, or pursuant to a redemption of all of its Partnership Units pursuant to a Redemption under Section 8.6 hereof or in connection with a sale of all of its Partnership Units to the General Partner, whether or not pursuant to Section 8.6 hereof.

(b)                                 Any Limited Partner who shall Transfer all of its Partnership Units in a Transfer (i) consented to by the General Partner pursuant to this Article XI where such transferee was admitted as a Substituted Limited Partner, (ii) pursuant to the exercise of its rights to effect a redemption of all of its Partnership Units pursuant to a Redemption under Section 8.6 hereof, or (iii) to the General Partner, whether or not pursuant to Section 8.6 hereof, shall cease to be a Limited Partner.

(c)                                  If any Partnership Unit is Transferred in compliance with the provisions of this Article XI, or is redeemed by the Partnership pursuant to Section 8.6 hereof, or is acquired by the General Partner, on any day other than the first day of a Partnership Year, then Net Income, Net Losses, each item thereof and all other items of income, gain, loss, deduction and credit attributable to such Partnership Unit for such Partnership Year shall be allocated to the transferor Partner or the Tendering Partner, as the case may be, and, in the case of a Transfer or assignment other than a Redemption, to the transferee Partner, by taking into account their varying interests during the Partnership Year in accordance with Code Section 706(d) and the corresponding Regulations, using the “interim closing of the books” method or another permissible method selected by the General Partner (unless the General Partner in its sole and absolute discretion elects to adopt a daily, weekly or monthly proration period, in which case Net Income or Net Loss shall be allocated based upon the applicable method selected by the General Partner).  All distributions of Available Revenues attributable to such Partnership Unit with respect to which the Partnership Record Date is before the date of such Transfer, assignment or Redemption shall be made to the transferor Partner or the Tendering Partner, as the case may be, and, in the case of a Transfer other than a Redemption, all distributions of Available Revenues thereafter attributable to such Partnership Unit shall be made to the transferee Partner.

(d)                                 In no event may any Transfer or assignment of a Partnership Interest by any Partner (including any Redemption, any acquisition of Partnership Units by the General Partner or any other acquisition of Partnership Units by the Partnership) be made (i) to any person or entity who lacks the legal right, power or capacity to own a Partnership Interest; (ii) in violation of applicable law; (iii) of any component portion of a Partnership Interest, such as the Capital Account, or rights to distributions, separate and apart from all other components of a Partnership Interest; (iv) in the event that such Transfer would cause the General Partner or any Subsidiary of the Partnership that elects to be treated as a REIT, to cease to comply with the REIT Requirements; (v) except with the consent of the General Partner, if such Transfer, in the opinion of counsel to the Partnership or the General Partner, would create a significant risk that the Partnership would terminate for federal or state income tax purposes; (vi) if such Transfer would, in the opinion of legal counsel to the Partnership, cause the Partnership to cease to be classified as a partnership for federal income tax purposes except as a result of the Redemption (or acquisition by the General Partner) of all Partnership Units held by all Limited Partners; (vii) if such Transfer would cause the Partnership to become, with respect to any employee benefit plan subject to Title I of ERISA, a “party-in-interest” (as defined in ERISA Section 3(14)) or a “disqualified person” (as defined in Code Section 4975(c)); (viii) without the consent of the General Partner, to any benefit plan investor within the meaning of Department of Labor Regulations Section 2510.3-101(f); (ix) except with the consent of the General Partner, if such Transfer would, in the opinion of legal counsel to the Partnership or the General Partner, cause any portion of the assets of the Partnership to constitute assets of any employee benefit plan pursuant to Department of Labor Regulations Section 2510.3-101; (x) if such Transfer requires the registration of such Partnership Interest pursuant to any applicable federal or state securities laws; (xi) except with the consent of the General Partner, if such Transfer would, in the opinion of legal counsel to the Partnership or the General Partner, adversely affect the ability of the

General Partner or any Subsidiary of the Partnership that elects to be treated as a REIT to continue to qualify as a REIT or would subject the General Partner or any such Subsidiary to any income or excise taxes under the Code; (xii) except with the consent of the General Partner, if such transfer would be effectuated through an “established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of Code Section 7704, (xiii) except with the consent of the General Partner if such transfer would cause the Partnership to be treated as a publicly traded partnership within the meaning of Code Section 469(k)(2) or 7704(b) or fail to qualify for any safe harbor from treatment as a publicly traded partnership (provided that this clause (xiii) shall not be the basis for limiting or restricting in any manner the exercise of a Redemption right unless, and only to the extent that, in the absence of such limitation or restriction, in the opinion of legal counsel to the Partnership, there is a significant risk that the Partnership will be treated as a “publicly traded partnership” and, by reason thereof, taxable as a corporation); (xiv) if such Transfer causes the Partnership (as opposed to the General Partner) to become a reporting company under the Exchange Act; (xv) if such Transfer subjects the Partnership to regulation under the Investment Company Act of 1940, the Investment Advisors Act of 1940 or ERISA, each as amended; or (xvi) if such Transfer would be adverse to the Partnership or would adversely affect the rights and interests of any of the Partners.

ARTICLE XII

ADMISSION OF PARTNERS

Section 12.1                             Admission of Successor General Partner.  A successor to all of the General Partner’s General Partner Interest pursuant to Section 11.2 hereof who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective immediately prior to such Transfer.  Any such successor shall carry on the business of the Partnership without dissolution.  In each case, the admission shall be subject to the successor General Partner executing and delivering to the Partnership an acceptance of all of the terms and conditions of this Agreement and such other documents or instruments as may be required to effect the admission.

Section 12.2                             Admission of Additional Limited Partners.

(a)                                 After the date hereof, a Person (other than an existing Partner) who makes a Capital Contribution to the Partnership in accordance with this Agreement shall be admitted to the Partnership as an Additional Limited Partner only upon furnishing to the General Partner (i) evidence of acceptance, in form and substance satisfactory to the General Partner, of all of the terms and conditions of this Agreement, including, without limitation, the power of attorney granted in Section 2.5 hereof, (ii) a counterpart signature page to this Agreement executed by such Person, and (iii) such other documents or instruments as may be required in the sole and absolute discretion of the General Partner in order to effect such Person’s admission as an Additional Limited Partner.

(b)                                 Notwithstanding anything to the contrary in this Section 12.2, no Person shall be admitted as an Additional Limited Partner without the consent of the General Partner, which consent may be given or withheld in the General Partner’s sole and absolute discretion.  The admission of any Person as an Additional Limited Partner shall become effective on the date upon which the name of such Person is recorded on the books and records of the Partnership, following the consent of the General Partner to such admission.

(c)                                  If any Additional Limited Partner is admitted to the Partnership on any day other than the first day of a Partnership Year, then Net Income, Net Losses, each item thereof and all other items of income, gain, loss, deduction and credit allocable among Partners and Assignees for such Partnership Year shall be allocated pro rata among such Additional Limited Partner and all other Partners and Assignees by taking into account their varying interests during the Partnership Year in accordance with Code Section 706(d), using the “interim closing of the books” method or another permissible method selected by the General Partner.  Solely for purposes of making such allocations, each of such items for the calendar month in which an admission of any Additional Limited Partner occurs shall be allocated among all the Partners and Assignees including such Additional Limited Partner, in accordance with the principles described in Section 11.6(c) hereof.  All distributions of Available Revenues with respect to which the Partnership Record Date is before the date of such admission shall be made solely to Partners and Assignees other than the Additional Limited Partner, and all distributions of Available Revenues thereafter shall be made to all the Partners and Assignees including such Additional Limited Partner.

Section 12.3                             Amendment of Agreement and Certificate of Limited Partnership.  For the admission to the Partnership of any Partner, the General Partner shall take all steps necessary and appropriate under the Act to amend the records of the Partnership and, if necessary, to prepare as soon as practical an amendment of this Agreement (including an amendment of Exhibit A) and, if required by law, shall prepare and file an amendment to the Certificate and may for this purpose exercise the power of attorney granted pursuant to Section 2.5 hereof.

Section 12.4                             Limit on Number of Partners.  Unless otherwise permitted by the General Partner, no Person shall be admitted to the Partnership as an Additional Limited Partner if the effect of such admission would be to cause the Partnership to have a number of Partners (including as Partners for this purpose those Persons indirectly owning an interest in the Partnership through another partnership, a limited liability company, a subchapter S corporation or a grantor trust) that would cause the Partnership to become a reporting company under the Exchange Act.

ARTICLE XIII

DISSOLUTION, LIQUIDATION AND TERMINATION

Section 13.1                             Dissolution.  The Partnership shall not be dissolved by the admission of Additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement.  Upon the withdrawal of the General Partner, any successor General Partner shall continue the business of the Partnership without dissolution.  However, the Partnership shall dissolve, and its affairs shall be wound up, upon the first to occur of any of the following (each, a “Liquidating Event”):

(a)                                 a final and non-appealable judgment is entered by a court of competent jurisdiction ruling that the General Partner is bankrupt or insolvent, or a final and non-appealable order for relief is entered by a court with appropriate jurisdiction against the General Partner, in each case under any federal or state bankruptcy or insolvency laws as now or hereafter in effect, unless, prior to the entry of such order or judgment, a Majority in Interest agree in writing, in their sole and absolute discretion, to continue the business of the Partnership and to the appointment, effective as of a date prior to the date of such order or judgment, of a successor General Partner;

(b)                                 subject to Section 7.1(b), an election to dissolve the Partnership made by the General Partner in its sole and absolute discretion, with or without the Consent of a Majority in Interest;

(c)                                  entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Act; or

(d)                                 the Incapacity or withdrawal of the General Partner, unless all of the remaining Partners in their sole and absolute discretion agree in writing to continue the business of the Partnership and to the appointment, effective as of a date prior to the date of such Incapacity, of a substitute General Partner.

Section 13.2                             Winding Up.

(a)                                 Upon the occurrence of a Liquidating Event, the Partnership shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets and satisfying the claims of its creditors and Partners.  After the occurrence of a Liquidating Event, no Partner shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Partnership’s business and affairs.  The General Partner or, in the event that there is no remaining General Partner or the General Partner has dissolved, become bankrupt within the meaning of the Act or ceased to operate, any Person elected by a Majority in Interest (the General Partner or such other Person being referred to herein as the “Liquidator”) shall be responsible for overseeing the winding up and dissolution of the Partnership and shall take full account of the Partnership’s liabilities and property, and subject to Section 13.2(b) hereof, the Partnership property shall be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom (which may, to the extent determined by the General Partner, include shares of stock in the General Partner) shall be applied and distributed in the following order:

(i)                                     First, to the satisfaction of all of the Partnership’s debts and liabilities to creditors other than the Partners and their Assignees (whether by payment or the making of reasonable provision for payment thereof);

(ii)                                  Second, to the satisfaction of all of the Partnership’s debts and liabilities to the General Partner (whether by payment or the making of reasonable provision for payment thereof), including, but not limited to, amounts due as reimbursements under Section 7.4 hereof;

(iii)                               Third, to the satisfaction of all of the Partnership’s debts and liabilities to the other Partners and any Assignees (whether by payment or the making of reasonable provision for payment thereof); and

(iv)                              The balance, if any, to the General Partner, the Limited Partners and any Assignees in accordance with Section 5.1, which liquidating distribution is intended by the Partners to be in accordance with such Partners’ Capital Account balances, after giving effect to all contributions, distributions and allocations for all periods.

The General Partner shall not receive any additional compensation for any services performed pursuant to this Article XIII.

(b)                                 Notwithstanding the provisions of Section 13.2(a) hereof that require liquidation of the assets of the Partnership, but subject to the order of priorities set forth therein, if prior to or upon dissolution of the Partnership the Liquidator determines that an immediate sale of part or all of the Partnership’s assets would be impractical or would cause undue loss to the Partners, the Liquidator may, in its sole and absolute discretion, defer for a reasonable time the liquidation of any assets except those necessary to satisfy liabilities of the Partnership (including to those Partners as creditors) and/or distribute to the Partners, in lieu of cash, as tenants in common and in accordance with the provisions of Section 13.2(a) hereof, undivided interests in such Partnership assets as the Liquidator deems not suitable for liquidation.  Any such distributions in kind shall be made only if, in the good faith judgment of the Liquidator, such distributions in kind are in the best interest of the Partners, and shall be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operation of such properties at such time.  The Liquidator shall determine the fair market value of any property distributed in kind using such reasonable method of valuation as it may adopt.

(c)                                  If any Partner has a deficit balance in its Capital Account (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during which such liquidation occurs), such Partner shall not be required to make any contribution to the capital of the Partnership with respect to such deficit, if any, of such Partner, and such deficit shall not be considered a debt owed to the Partnership or any other person for any purpose whatsoever.

(d)                                 In the sole and absolute discretion of the General Partner or the Liquidator, a pro rata portion of the distributions that would otherwise be made to the Partners pursuant to this Article XIII may be:

(i)                                     distributed to a trust established for the benefit of Partners for the purpose of liquidating Partnership assets, collecting amounts owed to the Partnership, and paying any contingent or unforeseen liabilities or obligations of the Partnership or of the General Partner arising out of or in connection with the Partnership and/or Partnership activities.  The assets of any such trust shall be distributed to the Partners, from time to time, in the reasonable discretion of the General Partner or the Liquidator, in the same proportions and amounts as would otherwise have been distributed to the Partners pursuant to this Agreement; or

(ii)                                  withheld or escrowed to provide a reasonable reserve for Partnership liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Partnership; provided that such withheld or escrowed amounts shall be distributed to the Partners in the manner and order of priority set forth in Section 13.2(a) hereof as soon as practicable.

Section 13.3                             Deemed Distribution and Recontribution.  Notwithstanding any other provision of this Article XIII, in the event that the Partnership is liquidated within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), but no Liquidating Event has occurred, the Partnership’s Property shall not be liquidated, the Partnership’s liabilities shall not be paid or discharged and the Partnership’s affairs shall not be wound up.  Instead, for federal income tax purposes the Partnership shall be deemed to have contributed all of its assets and liabilities to a new partnership in exchange for an interest in the new partnership; and, immediately thereafter, distributed interests in the new partnership to the Partners in accordance with their respective Capital Accounts in liquidation of the Partnership, and the new partnership is deemed to continue the business of the Partnership.  Nothing in this Section 13.3 shall be deemed to have constituted any Assignee as a Substituted Limited Partner without compliance with the provisions of Section 11.4 hereof.

Section 13.4                             Rights of Limited Partners.  Except as otherwise provided in this Agreement, (a) each Limited Partner shall look solely to the assets of the Partnership for the return of its Capital Contribution, (b) no Limited Partner shall have the right or power to demand or receive property other than cash from the Partnership, and (c) no Limited Partner (other than any Limited Partner who holds Preferred Units, to the extent specifically set forth herein and in the applicable Partnership Unit Designation) shall have priority over any other Limited Partner as to the return of its Capital Contributions, distributions or allocations.

Section 13.5                             Notice of Dissolution.  In the event that a Liquidating Event occurs or an event occurs that would, but for an election or objection by one or more Partners pursuant to Section 13.1 hereof, result in a dissolution of the Partnership, the General Partner shall, within 30 days thereafter, provide written notice thereof to each of the Partners and, in the General Partner’s sole and absolute discretion or as required by the Act, to all other parties with whom the Partnership regularly conducts business (as determined in the sole and absolute discretion of the General Partner), and the General Partner may, or, if required by the Act, shall, publish notice thereof in a newspaper of general circulation in each place in which the Partnership regularly conducts business (as determined in the sole and absolute discretion of the General Partner).

Section 13.6                             Cancellation of Certificate of Limited Partnership.  Upon the completion of the liquidation of the Partnership cash and property as provided in Section 13.2 hereof, the Partnership shall be terminated, a certificate of cancellation shall be filed with the State of Delaware, all qualifications of the Partnership as a foreign limited partnership or association in jurisdictions other than the State of Delaware shall be cancelled, and such other actions as may be necessary to terminate the Partnership shall be taken.

Section 13.7                             Reasonable Time for Winding-Up.  A reasonable time shall be allowed for the orderly winding-up of the business and affairs of the Partnership and the liquidation of its assets pursuant to Section 13.2 hereof, in order to minimize any losses otherwise attendant upon such winding-up, and the provisions of this Agreement shall remain in effect between the Partners during the period of liquidation.

ARTICLE XIV

PROCEDURES FOR ACTIONS AND CONSENTS
OF PARTNERS; AMENDMENTS; MEETINGS

Section 14.1                             Procedures for Actions and Consents of Partners.  The actions requiring consent or approval of a Limited Partners pursuant to this Agreement, including Section 7.3 hereof, or otherwise pursuant to applicable law, are subject to the procedures set forth in this Article XIV.

Section 14.2                             Amendments.  No amendment to this Agreement may be made without the consent of the General Partner and the consent of a Majority in Interest.  Notwithstanding the foregoing, this Agreement shall not be amended, and no action may be taken by the General Partner, without the written consent of a Majority in Interest of Outside Limited Partners if such amendment or action would (i) alter or modify the Redemption rights as set forth in Section 8.6 hereof or amend or modify any related definitions or (ii) amend Sections 7.3, 7.7, 11.2 or this Section 14.2 (to reduce the items requiring written consent of a Majority in Interest of Outside Limited Partners described herein).

Section 14.3                             Meetings of the Partners.

(a)                                 Meetings of the Partners may be called by the General Partner and shall be called upon the receipt by the General Partner of a written request by a Majority in Interest of Outside Limited Partners.  The call shall state the nature of the business to be transacted.  Notice of any such meeting shall be given to all Partners not less than seven days nor more than 30 days prior to the date of such meeting.  Partners may vote in person or by proxy at such meeting.  Whenever the vote or Consent of Partners is permitted or required under this Agreement, such vote or Consent may be given at a meeting of Partners or may be given in accordance with the procedure prescribed in Section 14.3(b) hereof.

(b)                                 Any action required or permitted to be taken at a meeting of the Partners may be taken without a meeting if a written consent setting forth the action so taken is signed by a Majority in Interest or by a Majority in Interest, as applicable, or by the Partner(s) whose consent is required.  Such consent may be in one instrument or in several instruments, and shall have the same force and effect as a vote of a Majority in Interest or by a Majority in Interest of Outside Limited Partners, as applicable, or the Partner(s) whose consent is required.  Such consent shall be filed with the General Partner.  An action so taken shall be deemed to have been taken at a meeting held on the effective date so certified.

(c)                                  Each Partner may authorize any Person or Persons to act for it by proxy on all matters in which a Partner is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting.  Every proxy must be signed by a Partner or its attorney-in-fact.  No proxy shall be valid after the expiration of 11 months from the date thereof unless otherwise provided in the proxy (or there is receipt of a proxy authorizing a later date).  Every proxy shall be revocable at the pleasure of the Partner executing it, such revocation to be effective upon the Partnership’s receipt of written notice of such revocation from the Partner executing such proxy.  The use of proxies will be governed in the same manner as in the case of corporations organized under the General Corporation Law of Delaware (including Section 212 thereof).

(d)                                 Each meeting of Partners shall be conducted by the General Partner or such other Person as the General Partner may appoint pursuant to such rules for the conduct of the meeting as the General Partner or such other Person deems appropriate in its sole and absolute discretion.  Without limitation, meetings of Partners may be conducted in the same manner as meetings of the General Partner’s stockholders and may be held at the same time as, and as part of, the meetings of the General Partner’s stockholders.

ARTICLE XV

GENERAL PROVISIONS

Section 15.1                             Addresses and Notice.  Any notice, demand, request or report required or permitted to be given or made to a Partner or Assignee under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication (including by telecopy, facsimile, or commercial courier service) to the Partner or Assignee at the address set forth in Exhibit A or such other address of which the Partner or Assignee shall notify the General Partner in writing.

Section 15.2                             Headings.  All Section headings in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any Section.

Section 15.3                             Terminology.  All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders, the singular shall include the plural, and vice versa, as the context may require.

Section 15.4                             Further Action.  The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 15.5                             Binding Agreement.  This Agreement and all terms, provisions and conditions hereof shall be binding upon the parties hereto, and shall inure to the benefit of the parties hereto and, except as otherwise provided herein, to their respective heirs, executors, personal representatives, successors and lawful assigns.

Section 15.6                             Waiver.

(a)                                 No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.

(b)                                 The restrictions, conditions and other limitations on the rights and benefits of the Limited Partners contained in this Agreement, and the duties, covenants and other requirements of performance or notice by the Limited Partners, are for the benefit of the Partnership and, except for an obligation to pay money to the Partnership, may be waived or relinquished by the General Partner, in its sole and absolute discretion, on behalf of the Partnership in one or more instances from time to time and at any time.

Section 15.7                             Counterparts.  This Agreement may be executed in several counterparts, and all so executed shall constitute one Agreement, binding on all of the parties hereto, notwithstanding that all the parties are not signatories to the original or the same counterpart.

Section 15.8                             Applicable Law.  This Agreement, and the application or interpretation thereof, shall be governed exclusively by its terms and by the laws of the State of Delaware, excluding the conflict of laws provisions thereof.  In the event of a conflict between any provision of this Agreement and any non-mandatory provision of the Act, the provisions of this Agreement shall control and take precedence.  TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT OF TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY MATTER ARISING HEREUNDER.

Section 15.9                             Entire Agreement.  This Agreement contains all of the understandings and agreements between and among the Partners with respect to the subject matter of this Agreement and the rights, interests and obligations of the Partners with respect to the Partnership.

Section 15.10                      Validity.  Each provision of this Agreement shall be considered separate and, if for any reason, any provision(s) which is not essential to the effectuation of the basic purposes of this Agreement is determined to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not impair the operation of or affect those provisions of this Agreement which are otherwise valid.  To the extent legally permissible, the parties, acting pursuant to Article XIV hereof, shall endeavor to substitute for the invalid, illegal or unenforceable provision a provision with a substantially similar economic effect and intent.

Section 15.11                      Limitation to Preserve REIT Qualification.  Notwithstanding anything else in this Agreement, to the extent that the amount paid, credited, distributed or reimbursed by the Partnership to the General Partner or its officers, directors, employees, personnel or agents, whether as a reimbursement, fee, expense or indemnity (a “REIT Payment”), would constitute gross income to the General Partner for purposes of Code Section 856(c)(2) or Code Section 856(c)(3), then, notwithstanding any other provision of this Agreement, the amount of such REIT Payments, as selected by the General Partner in its discretion from among items of potential distribution, reimbursement, fees, expenses and indemnities, shall be reduced for any Partnership Year so that the REIT Payments, as so reduced, for or with respect to the General Partner, shall not exceed the lesser of:

(i)                                     an amount equal to the excess, if any, of (a) 4.9% of the General Partner’s total gross income (but excluding the amount of any REIT Payments) for the Partnership Year that is described in subsections (A) through (H) of Code Section 856(c)(2) over (b) the amount of gross income (within the meaning of Code Section 856(c)(2)) derived by the General Partner from sources other than those described in subsections (A) through (H) of Code Section 856(c)(2) (but not including the amount of any REIT Payments); or

(ii)                                  an amount equal to the excess, if any, of (a) 24% of the General Partner’s total gross income (but excluding the amount of any REIT Payments) for the Partnership Year that is described in subsections (A) through (I) of Code Section 856(c)(3) over (b) the amount of gross income (within the meaning of Code Section 856(c)(3)) derived by the General Partner from sources other than those described in subsections (A) through (I) of Code Section 856(c)(3) (but not including the amount of any REIT Payments); provided, however, that REIT Payments in excess of the amounts set forth in clauses (i) and (ii) above may be made if the General Partner, as a condition precedent, obtains an opinion of tax counsel that the receipt of such excess amounts shall not adversely affect the General Partner’s ability to qualify as a REIT.  To the extent that REIT Payments may not be payable in a Partnership Year as a consequence of the limitations set forth in this Section 15.11, such REIT Payments shall carry over and shall be treated as arising in the following Partnership Year.  The purpose of the limitations contained in this Section 15.11 is to prevent the General Partner from failing to qualify as a REIT under the Code by reason of the General Partner’s share of items, including distributions, reimbursements, fees, expenses or indemnities, receivable directly or indirectly from the Partnership, and this Section 15.11 shall be interpreted and applied to effectuate such purpose.

Section 15.12                      No Partition.  No Partner nor any successor-in-interest to a Partner shall have the right while this Agreement remains in effect to have any property of the Partnership partitioned, or to file a complaint or institute any proceeding at law or in equity to have such property of the Partnership partitioned, and each Partner, on behalf of itself and its successors and assigns hereby waives any such right.  It is the intention of the Partners that the rights of the parties hereto and their successors-in-interest to Partnership property, as among themselves, shall be governed by the terms of this Agreement, and that the rights of the Partners and their successors-in-interest shall be subject to the limitations and restrictions as set forth in this Agreement.

Section 15.13                      No Third-Party Rights Created Hereby.  This Agreement is intended solely for the benefit of the parties hereto and, except as expressly provided to the contrary in this Agreement (including those provisions which are expressly for the benefit of the Indemnitees), is not intended to confer any benefits upon, or create any rights in favor of, any Person other than the parties hereto.

Section 15.14                      No Rights as Stockholders of General Partner.  Nothing contained in this Agreement shall be construed as conferring upon the Holders of Partnership Units any rights whatsoever as stockholders of the General Partner, including without limitation any right to receive dividends or other distributions made to stockholders of the General Partner or to vote or to consent or receive notice as stockholders in respect of any meeting of the stockholders of the General Partner for the election of directors or any other matter.

Section 15.15                      Disclaimer.  Subject to the rights of Indemnitees specified herein, the provisions of this Agreement are not intended for the benefit of any creditor or other Person (other than a Partner in such Partner’s capacity as such) to whom any debts, liabilities or obligations are owed by (or who otherwise has any claim against) the Partnership or any of the Partners.

Section 15.16                      Services to the Partnership.  The parties hereto hereby acknowledge and recognize that the Partnership has retained, and may in the future retain, the services of various Persons and professionals, including legal counsel, accountants, architects and engineers, for the purposes of representing and providing services to the Partnership in connection with the investigation, consummation and operation of the Partnership’s assets or otherwise.  Such retained Persons are acting for the Partnership at the direction of the General Partner and do not represent any Limited Partner in such matters.  The parties hereby acknowledge that such Persons and professionals may have in the past represented and performed and currently and in the future may represent or perform services for the General Partner or its Affiliates.

Accordingly, each party hereto Consents to the representation or provision of services by such Persons and professionals to the Partnership and waives any right to claim a conflict of interest solely on the grounds of such relationship.  Nothing contained herein shall relieve the General Partner of any duty or liability, including without limitation the duty to monitor and direct such Persons and professionals for the best interests of the Partnership.  Further, this Section shall not apply where there is an actual conflict between the General Partner and/or any of its Affiliates and the Partnership.

Section 15.17                      Confidentiality.

(a)                                 Each Limited Partner shall maintain the confidentiality of (i) “non-public information” and (ii) any information subject to a confidentiality agreement binding upon the General Partner or the Partnership of which such Limited Partner has received written notice pursuant to Section 15.1 hereof so long as such information has not become otherwise publicly available unless, after reasonable notice to the Partnership and prior consultation with the General Partner (in each case, to the extent permitted by law) by such Limited Partner, otherwise compelled by court order or other legal process or in response to other governmentally imposed reporting or disclosure obligations including, without limitation, any act regarding the freedom of information to which it may be subject; provided that the Limited Partners may disclose “non-public information” to their respective Affiliates, officers, employees, agents, professional consultants and proposed Substituted Limited Partner upon notification to such Affiliate, officer, employee, agent, consultant or proposed Substitute Limited Partner that such disclosure is made in confidence and shall be kept in confidence; provided, further, that such disclosing party shall be liable to the General Partner and the Partnership for the failure of any such Affiliates, officers, employees, agents, professional consultants and proposed Substitute Limited to comply with the terms of this Section 15.17(a).  As used in this Section 15.17(a), “non-public information” means information regarding the Partnership (including information regarding any Person in which the Partnership or the General Partner or its Subsidiaries holds, or contemplates acquiring, an investment), or the General Partner or its Affiliates received by such Limited Partner pursuant to this Agreement, but does not include information that (i) was publicly known at the time such Limited Partner receives such information pursuant to this Agreement, (ii) is provided by such Limited Partner to the Partnership, the General Partner or their Affiliates, (iii) subsequently becomes publicly known through no act or omission by such Limited Partner, or (iv) is communicated to such Limited Partner by a third party free of any obligation of confidence known to such Limited Partner with respect to the information received by the Limited Partner pursuant to this Agreement.

(b)                                 Without the Consent of a Limited Partner, the Partnership and the General Partner and their Affiliates may not disclose any “non-public information” provided to such persons by such Limited Partner or its respective Affiliates, so long as such information has not become otherwise publicly available unless after reasonable notice to and prior consultation with such Limited Partner (in each case, to the extent permitted by law) by the disclosing party, the disclosing party is otherwise compelled by court order or other legal process or in response to other governmentally imposed reporting or disclosure obligations to which it may be subject; provided that each restricted party may disclose “non-public information” to its Affiliates, officers, employees, agents, professional consultants, legal counsel, accountants, brokers, lenders, third party partners and actual and prospective Limited Partners upon notification to such recipient that such disclosure is made in confidence and shall be kept in confidence; provided, further, that such disclosing party shall be liable to the Limited Partner, for the failure of any such Affiliates, officers, employees, agents, professional consultants, legal counsel, accountants, brokers, lenders, third party partners, and actual and prospective Limited Partners to comply with the terms of this Section 15.17(b).  As used in this Section 15.17(b), “non-public information” means (x) the identity of such Limited Partner or its respective Affiliates as an investor in the Partnership or (y) any other information regarding a Limited Partner or its respective Affiliates received by the Partnership, the General Partner or their Affiliates pursuant to this Agreement, but does not include information described in clause (y) that (i) was publicly known at the time the Partnership, the General Partner or their Affiliates receives such information from a Limited Partner pursuant to this Agreement, (ii) is provided by the Partnership, the General Partner or their Affiliates to a Limited Partner, (iii) subsequently becomes publicly known through no act or omission by the Partnership, the General Partner or their Affiliates, or (iv) is communicated to the Partnership, the General Partner or their Affiliates by a third party free of any obligation of confidence known to such receiving party with respect to the information received by the Partnership, the General Partner or their Affiliates from such Limited Partner pursuant to this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, this Amended and Restated Agreement of Limited Partnership has been executed as of [•].

GENERAL PARTNER:

ASPEN REIT, INC.,
a Maryland corporation

By:
Name:
Title:

[Operating Partnership Agreement]

LIMITED PARTNERS:

ASPEN REIT, INC.,
a Maryland corporation

By:
Name:
Title:

315 EAST DEAN ASSOCIATES, INC.,
a Delaware corporation

By:
Name:
Title:

[Operating Partnership Agreement]